UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For fiscal year ended:

December 31, 2023

Cityfunds I, LLC

(Exact name of issuer as specified in its charter)

Best Efforts Offering of Membership Interests

Delaware	83-3672902
(State of other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

1315 Manufacturing Street

Dallas, TX 75207

(Full mailing address of principal executive office)

(972)-445-7320

(Issuer’s telephone number, including area code)

www.cityfunds.com

(Issuer’s website)

Cityfunds I, LLC Series Austin; Cityfunds I, LLC Series Dallas; Cityfunds I, LLC Series Miami; Cityfunds I, LLC Series Tampa; Cityfunds I, LLC Series Denver; Cityfunds I, LLC Series Houston; Cityfunds I, LLC Series Phoenix; Cityfunds I, LLC Series Los Angeles; Cityfunds I, LLC Series Nashville; Cityfunds I, LLC Series Las Vegas

(Title of each class of securities issued pursuant to Regulation A)

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, its manager, each series of our company and the Cityfunds platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Cityfunds platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in the Offering Statement (Offering Statement) on Form 1-A filed by the company with the Securities and Exchange Commissions (the “Commission”). Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

iii

ITEM 1. BUSINESS

Company Overview - Our Mission

Cityfunds I, LLC (the “Company,” “we,” “us,” or “our”) is a Delaware series limited liability company established with the purpose of providing public investment opportunities in residential real estate, primarily through home equity investments which we have termed “Homeshares”. Real estate has traditionally been viewed by the majority of individuals as an inaccessible, restrictive, and unnecessarily complex asset class. We believe that real estate investing should be straightforward, transparent, and available to all.

Cityfunds offers a differentiated product, designed to emulate an index-like approach, with a distinct focus on the residential real estate markets of specific cities. Each series within the Company is structured to make investments in single-family homes through home equity agreements, thereby securing an equity interest in properties that allows the series to participate in potential future appreciation. In addition to home equity investments, each series may also acquire single-family homes to operate as rental properties, further diversifying its investment portfolio.

Along with acquiring the assets described above, we expect to continue using substantially all of the net proceeds from our initial and subsequent Regulation A offerings of membership interests of the Company (the “Offering(s)”) to further originate, invest in, and manage a diversified portfolio of real estate-related assets.

The manager undertakes the full responsibility of sourcing, analyzing, and managing all assets on behalf of the Company. Every investment undergoes a rigorous and thorough due diligence process, incorporating financial, market, and demographic analyses to ensure the acquisition supports our strategic objectives and aligns with the Company’s long-term vision.

Through these efforts, Cityfunds seeks to democratize access to residential real estate investment, providing investors with exposure to appreciating property markets in a structured and efficient manner.

Our Series LLC Structure

Each Homeshare or other asset that we acquire will be owned by a series. Each series is offered on a “best efforts” basis, without any minimum offering amount, pursuant to Regulation A under Section 3(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. We intend for each series to elect and qualify to be taxed as a separate real estate investment trust (“REIT”), for U.S. federal income tax purposes, commencing with the taxable year ending after the completion of the initial public offering of interests of such series.

The series are collectively referred to as the “series” and individually referred to as the “series” throughout this annual report. The membership interests of all series are collectively referred to in this annual report as the “interests” and each, individually, as an “interest.” The offerings of the interests may collectively be referred to in this annual report as the “offerings” and each, individually, as an “offering.” See “Description of the Securities Being Offered” for additional information regarding the interests.

Our company’s core business will be the identification, acquisition, and management of Homeshares and opportunistically, single-family rental properties for the benefit of our investors. Each series is intended to act as a portfolio primarily owning multiple Homeshares.

Investment Objectives

Our investment objectives are:

●	Generate cash flow;
●	Long term capital appreciation with moderate leverage; and
●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Our Manager

The Company is managed by Cityfunds Manager, LLC (the “Manager”), a joint venture between Nada Asset Management, LLC (“Nada”) and Compound Asset Management, LLC (“Compound”). Cityfunds Manager, LLC is controlled by Nada. In accordance with the terms of the Company’s Amended and Restated Limited Liability Company Agreement, dated as of August 22, 2022 (the “Operating Agreement”), the Manager is responsible for providing management, advisory, and support services to the Company, each of its series, and their respective subsidiaries.

Investment Strategy

The Company’s investment strategy focuses primarily on the identification, acquisition, and management of Homeshares, and opportunistic investments in single-family rental properties. Each series is structured to act as a portfolio, predominantly composed of multiple Homeshares. This strategy is designed to maximize returns for investors through a diversified approach, with an emphasis on assets that offer long-term appreciation potential, while maintaining single-family rental properties as a component of the overall portfolio.

1

Investment Decisions and Asset Management

Within the parameters of our investment policies and objectives, the Manager has full discretion in selecting, acquiring, and disposing of investments. We believe successful real estate investment requires a strategic approach that combines favorable acquisitions and dispositions, with active asset management throughout each investment’s life. For Homeshare assets, this approach culminates in repayment, while single-family rentals (SFRs) may be sold or held based on market conditions. To that end, we have implemented a disciplined investment process tailored to Homeshare opportunities, integrating the Manager’s experience with a structured framework that emphasizes in-depth market research, strict underwriting standards, and comprehensive downside risk analysis. This approach also includes proactive management of all properties acquired, ensuring alignment with our long-term strategic objectives.

To execute this investment process, the Manager will develop and implement a tailored business plan for each investment. Key components of our investment process include:

●	Local Market Research: The Manager conducts in-depth research for each transaction, focusing primarily on the collateral condition and valuation. This research relies on real-time data from Automated Valuation Models (AVMs), third-party licensed real estate inspectors, and third-party field appraisals from licensed appraisers, ensuring data-driven insights for acquisition and underwriting decisions. This same approach is applied when acquiring single-family rental properties, in addition to insights gathered from a network of local market professionals. This approach provides a comprehensive view of market dynamics across both property types.

●	Underwriting Discipline: The Manager follows a rigorous process to evaluate all aspects of a potential investment, including property location, income-generating potential, prospects for long-term appreciation, tax considerations, and liquidity.

●	Risk Management: Effective risk management is a core principle of our investment strategy. The Manager continuously monitors the operational performance of each investment relative to projections, providing oversight to identify and address any issues that may arise.

●	Asset Management: Before acquiring a property, the Manager formulates a detailed asset business strategy based on acquisition and underwriting data. The Manager regularly reviews and adjusts the strategy to reflect market conditions and potential opportunities throughout the real estate cycle.

Investments in Real Property as Single Family Rental Properties

A certain portion of investments made by the Company may consist of holding fee title or long-term leasehold interests in properties, which constitute real property interests. These investments, referred to as “Single-Family Rental Property Investments,” involve holding fee title or leasehold interests in residential properties. Such interests may be acquired directly or indirectly through limited liability companies, joint ventures, partnerships, co-tenancies, or other co-ownership arrangements with third parties, including property developers or affiliates of the Manager.

The Company’s obligation to acquire any single-family rental property will generally be contingent upon the receipt and satisfactory review of standard due diligence items from the seller, including, as applicable:

●	Evidence of marketable title, subject to such liens and encumbrances deemed acceptable by the Manager;

●	Auditable financial statements covering recent operations of properties with a rental history, as applicable; and

●	Title and liability insurance policies.

Investments in Homeshares

Certain investments made by the Company will consist of fractional equity interests, referred to as “Homeshares,” in single-family residential properties. These investments involve a series acquiring from a homeowner the right to purchase an undivided percentage interest in the homeowner’s primary residence at a future date. In exchange, the series makes a payment, representing a fractional equity interest referred to as the “Homeshare Percentage” (previously termed the “Option Purchase Premium”). The Homeshare Percentage reflects the equity interest in the property and is determined by dividing the gross amount paid to the homeowner by the agreed-upon market value of the property, then adjusting by an exchange rate and converting this value to a percentage.

Each Homeshare investment is formalized through the following agreements:

1.	Homeshare Percentage Agreement: Outlines the terms of the Homeshare Percentage.

2.	Covenant Agreement: Specifies the homeowner’s obligations to the series.

3.	Mortgage: Secures the amounts payable under the Homeshare Percentage Agreement and Covenant Agreement and is recorded accordingly.

The Company intends to generate returns on Homeshare investments through one of the following events:

i.	Option Expiration: At the end of the option period, the homeowner may either pay the Company the value of the Homeshare Percentage (referred to as the “Option Holder’s Investment Amount”), calculated using an independent third-party automated valuation model (AVM) or appraisal, or the Company may compel the sale of the property to collect its Option Holder’s investment amount.

ii.	Home Sale or Refinance: If the homeowner sells or refinances the property before the option expires, the Company will receive a portion of the proceeds based on the Option Holder’s Investment Amount.

iii.	Material Default: In the event of a material default under the covenants, the Company may compel the sale of the property to recover its Option Holder’s Investment Amount.

Homeshare investments do not generate monthly cash flow. Additionally, the “Homeshare Buyback”, which allows the homeowner to repurchase the Company’s interest during the option period, is calculated based on the home’s market value at the time of payoff. Using the same methodology as the Homeshare Percentage, this value is determined by applying the Homeshare Percentage to the current market value, thereby establishing the amount to be paid to the series.

2

Valuation of Homeshares

A Homeshare represents a fractional equity investment in the future value of a single-family residential property. At the inception of a Homeshare option agreement, the property’s value is determined using independent third-party automated valuation models (AVMs) or appraisals. Under the Company’s Homeshare model, the homeowner agrees to a Homeshare Percentage, representing a fractional equity interest in the home, inclusive of an exchange rate factor. The Homeshare Percentage is calculated by dividing the initial Homeshare amount by the home’s value, multiplying by the exchange rate, and then multiplying by 100 to convert it to a percentage, as follows:

Homeshare Percentage = (Homeshare/Home Value) x Exchange Rate x 100

For example, if the Homeshare amount is $75,000, the home’s market value is $600,000, and the exchange rate is 1.85, the Homeshare Percentage is calculated as:

Homeshare Percentage = (75,000/600,000) x 1.85 x 100 = 23.125%

At payoff, the Homeshare Payoff Value is determined by applying the Homeshare Percentage to the current market value of the home, allowing the Company’s interest to capture a proportionate share of any appreciation.

The homeowner may elect to buy out the Homeshare at any time during the option term by paying the Homeshare Payoff Value, calculated as the Homeshare Percentage multiplied by the current market value of the home. If no buyout occurs by the end of the option term, the series may compel the sale of the home to recover the Homeshare Payoff Value.

Investment Process

The Manager has full authority over investment decisions, in line with the Company’s investment objectives and policies as outlined in the Operating Agreement. The Manager is responsible for sourcing, acquiring, investing in, and managing Homeshare investments— a unique and rare product in the real estate sector. In addition to Homeshares, the Manager may also oversee investments in residential properties, leveraging relationships with financing partners, third-party intermediaries, peer companies, and financial institutions.

When selecting Homeshare investments, the Manager follows a rigorous, structured investment and underwriting process, tailored to the distinct nature of Homeshares. The evaluation criteria include:

●	Macroeconomic Conditions: Assessing economic factors that may affect the performance of Homeshare investments.

●	Real Estate Market Trends: Evaluating market trends that impact valuations and financing terms.

●	Property Fundamentals: Analyzing key characteristics, such as market demand, homeowner stability, and comparable property data.

●	Cash Flow Potential: Projecting the expected cash flows from potential homeowner buybacks or other exit events during the holding period.

●	Investment Valuation and Appreciation Potential: Reviewing valuation methods and assessing the potential for appreciation and future liquidity.

●	Automated Valuation Models (AVMs), Appraisals, and Inspections: Utilizing AVMs, independent appraisals, home inspection reports, and other relevant property reports as applicable to inform valuation and condition assessments.

●	Market Analysis and Physical Inspections: Conducting thorough inspections and detailed market research.

●	Transaction Structure: Reviewing transaction structure, including terms related to governance and control rights.

The Manager further evaluates the investment’s risk-return profile, positioning within the capital structure, and applicable financing sources to ensure alignment with the Company’s strategic objectives.

3

Portfolio Construction Policy

The Company will seek to structure its investment portfolio to remain exempt from registration under the Investment Company Act of 1940 (the “Investment Company Act”). Under Section 3(a)(1)(C) of the Investment Company Act, a company is excluded from the definition of an “investment company” if at least 60% of its assets are invested in holdings other than securities (excluding cash and government securities). Additionally, Section 3(c)(5)(C) of the Investment Company Act provides an exemption for companies primarily engaged in acquiring mortgages and other liens or interests in real estate. To qualify for this exemption, at least 55% of the Company’s assets must consist of mortgages and other liens on and interests in real estate (“Qualifying Interests”), not more than 45% may be in other types of real estate-related interests (“Real Estate-Related Interests”), and no more than 20% may consist of assets unrelated to real estate. A minimum of 80% of total assets must consist of Qualifying Interests and Real Estate-Related Interests.

The Manager will regularly review the portfolio construction to ensure continued compliance with the exemption requirements under the Investment Company Act.

The Company may invest up to 45% of its assets in Real Estate-Related Interests, which include securities backed by mortgages or other real estate-related interests, or interests in companies that invest in such securities.

Additionally, the Company may allocate up to 20% of its assets to non-real estate investments without restriction. These investments are expected to consist primarily of cash, cash equivalents, and marketable publicly traded securities.

Leverage Policy

The Company may utilize leverage to enhance total returns for investors through a combination of senior financing on real estate acquisitions, secured borrowing facilities, and capital markets financing transactions. The Company seeks to obtain conservatively structured leverage from government-sponsored programs and private sources, prioritizing long-term, non-recourse, and non-mark-to-market financing, to the extent available on a cost-effective basis. The Manager retains the discretion to modify the leverage policy.

The Company’s leverage policy currently limits borrowings to no more than 65% of the greater of (i) the cost of the assets (before deducting depreciation or other non-cash reserves) or (ii) the fair market value of the assets, as determined by an industry-recognized automated valuation model (AVM). Any borrowings exceeding this limit must be approved by the Manager.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets. The Manager and its executive officers will review and monitor credit risk and other risks of loss associated with each investment. The Manager will monitor the overall credit risk and levels of provision for loss.

Interest Rate Risk Management. We aim to mitigate the effects of major interest rate fluctuations by securing fair and risk-averse rates. Our debt structure enables us to acquire additional assets, potentially enhancing the performance of the Cityfunds I, LLC series. While we do not specifically match debt terms to asset holding periods, given the variable payoff timing of Homeshare investments, we prioritize financing arrangements that support our long-term asset growth strategy.

Equity Capital Policies. Under the operating agreement, we have the authority to issue an unlimited number of additional interests or other securities. After your purchase in any series offering, the Manager may elect to: (i) sell additional securities in future private offerings, or (ii) issue additional securities in public offerings. To the extent we issue additional equity interests after your purchase in an offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your interests.

Additional Borrowings. We expect each series may seek, as applicable, to finance or refinance any outstanding indebtedness with an additional mortgage or other debt financing, including with either an affiliate or a third party. We expect that any third-party mortgage and/or other debt instruments that a series, or the Company on behalf of a series, enters into in connection with a financing or refinancing of a property will be secured by a security interest in the title of such property and any other assets of the series. The Company and its affiliates may enter into credit facilities secured by the assets of the various series.

4

Rewards Program

From time to time, the Company offers a rewards program (“Rewards Program(s)”) that allows investors to earn free membership interests in exchange for meeting certain investment thresholds or fulfilling specific actions. This program is designed to enhance investor engagement and incentivize participation in the Company’s offerings. The free membership interests are issued under the investor’s account as an expense incurred by a subsidiary of the Manager, ensuring that these interests are non-dilutive to existing members.

The program’s goal is to provide additional value to investors without altering the equity structure or diluting existing ownership stakes. By offering this program, the Company aims to foster long-term relationships with investors and encourage continued participation in its investment offerings. This program supports the Company’s broader mission of democratizing access to real estate investments by rewarding active participation. For further information regarding the financial and operational impact of the Rewards Program, refer to the section titled MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - Rewards Program Plan.

Disposition Policies

The decision to dispose of a Homeshare investment is based on specific triggering events rather than solely on projected optimal value. Dispositions typically occur under one of the following conditions: (i) upon the homeowner’s decision to exercise the buyout of the Homeshare Percentage during the option term, (ii) if the home is sold or refinanced by the homeowner before the option period expires, (iii) in the event of a material default by the homeowner, allowing the Manager to compel the sale of the property, or (iv) through sale of the Homeshare asset to a third-party purchaser.

The timing of any disposition will be influenced by the terms outlined in the Homeshare agreements, particularly the option exercise period, and considers any early buyout or sale by the homeowner. In each scenario, the Manager will seek to maximize potential returns by capturing any capital appreciation associated with the Homeshare Percentage. However, there is no assurance that this objective will be achieved, as the realized value depends on prevailing market conditions, the home’s value at the time of disposition, and the financial obligations of the applicable series.

Regarding single-family rental properties, the Company intends to hold and manage its properties for three to seven years. Properties will be considered for disposition when the Manager believes they have reached optimal value, based on factors such as economic conditions, projected appreciation or depreciation, and the impact of any existing leases. The Manager may decide to sell earlier or hold longer, depending on what is in the best interest of the members. Any sale will consider lessee rights, with efforts to align sales with lease terminations or assign the lease to the buyer where permitted.

The Company will seek to maximize capital appreciation based on market conditions at the time of sale, though this objective cannot be guaranteed.

Upon the payoff or disposition of a Homeshare, or the disposition of a single-family rental property, the net proceeds—after accounting for disposition fees, accrued liabilities, reserves for anticipated future liabilities, series-specific liabilities, and any debt associated with the investment—will, at the Manager’s discretion, either be distributed to interest holders of the applicable series or reinvested to enhance the overall performance of the funds.

Property Disposition Fee

Upon the disposition and sale of a single-family rental property, the selling series will be charged a market rate property disposition fee by the Manager to cover property sale expenses, including brokerage commissions, title, escrow, and closing costs. This fee is expected to range from four to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the Manager will receive the difference as income. However, the Manager reserves the right to waive collection of any such difference in its discretion.

5

Description of the Property Management Agreement

The Company will appoint the Manager or a third-party property management company to manage series-owned properties (which does not include Homeshares) under a series-specific property management agreement.

The services provided by the property manager will include:

●	Collecting rent and maintaining books and records;

●	Ensuring compliance with local landlord/tenant and other applicable laws;

●	Routine property maintenance and responding to tenant maintenance requests;

●	Handling tenant on-boarding (move-in) and move-out; and

●	Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the property manager deems necessary to ensure the proper performance of its obligations under the property management agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, bookkeepers and accountants and any and all persons acting in any other capacity deemed by the property manager necessary or desirable for the performance of any of the services under the property management agreement.

Each property management agreement will terminate on the earlier of: (i) the Manager’s discretion to terminate a property management agreement at predetermined renewal periods or by paying a termination fee, (ii) after the date on which the relevant series property has been liquidated and the obligations connected to the series property (including contingent obligations) have been terminated, (iii) the removal of the Manager as managing member of our company and thus of all series (if the property manager is the Manager), (iv) upon notice by one party to the other party of a party’s material breach of a property management agreement or (v) such other date as agreed between the parties to the property management agreement.

Each series will indemnify the property manager out of the series’ assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which it becomes subject by virtue of serving as property manager under the respective property management agreements with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Currently, we intend to enter into a property management agreement on behalf of each series with an affiliate of the Manager or with a third-party property management company. We reserve the right to change property managers at any time.

Property Management Fee

As compensation for the services provided by the Company appointed property manager, each series will be charged a property management fee at market terms and rate pursuant to the terms of the property management agreement.

6

Asset Management Fee

The Manager will receive from each series a quarterly asset management fee equal to 0.375% (1.5% annually) of the value of the interests of that series, payable quarterly in arrears. In addition, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses related to the organization and offerings of each series (up to a maximum of 3% of the gross offering proceeds per series offering), as well as for expenses incurred in the operation of the series and the acquisition of properties, and for services provided by third parties. The Manager may also be entitled to receive a portion of any applicable property management fees and property disposition fees. For operating accounts maintained by the Manager with third-party banks, the Manager is entitled to any interest earned on the cash balances in those accounts. The Manager reserves the right to waive any fees or reimbursements at its sole discretion.

Acquisition Fee

The Manager will be entitled to receive an acquisition fee equal to 1.0% of the purchase price for any single-family home acquired by a series.

Technology Fee

Effective January 1, 2025, the Manager will be entitled to receive a monthly Technology Fee (“Tech Fee”) equal to $30.00 for each Homeshare and single-family rental property owned by each series. This increase from the current rate of $10.00 is intended to further expand the use of technology resources for the benefit of the funds, enhancing operational efficiencies and improving data analytics capabilities in managing each property. The Tech Fee will continue to be charged on a monthly basis and is designed to support ongoing advancements in the technology infrastructure utilized by the Manager and its affiliates in overseeing the assets.

Sourcing Fee

Nada Investments, LLC, an affiliate of the Manager will be entitled to receive a Sourcing Fee on each Homeshare acquired by a series, equal to 5.0% of the affiliate’s investment cost for owner-occupied properties and 7.0% of the affiliate’s investment cost for investment properties. The collection of this fee is at the sole discretion of the affiliate.

7

Operating Expenses

Each series of the Company will be responsible for the costs and expenses attributable to the operations and activities related to such series (referred to as “Operating Expenses”), which may include:

●	All fees, costs, and expenses incurred in connection with the management and operation of a series property, including but not limited to Homeowners Association (HOA) fees, property taxes, marketing, security, and routine maintenance;

●	Fees, costs, and expenses related to the preparation of reports and accounts for each series, including any necessary regulatory filings (such as blue sky filings), periodic reporting requirements (such as filings on Forms 1-K, 1-SA, and 1-U), and any annual audits of the accounts of such series;

●	Insurance premiums and expenses, including but not limited to property insurance and directors and officers insurance for the Manager or a property manager in connection with a series property;

●	Withholding or transfer taxes imposed on the Company, a series, or its members as a result of their earnings, investments, or withdrawals;

●	Governmental fees and regulatory compliance costs applicable to the Company or a series;

●	Legal fees and costs, including those arising from litigation or regulatory investigations involving the Company, a series, or a property manager in connection with the activities of the Company or a series;

●	Fees and expenses for any administrator providing services to the Company or a series;

●	Fees, costs, and expenses associated with a third-party registrar and transfer agent appointed by the Manager for the administration of a series;

●	Costs related to the annual audit of the Company’s financial statements, preparation of tax returns, and distribution of reports to investors;

●	Costs related to the annual audit of a series’ financial statements, tax filings, and distribution of reports to investors;

●	Indemnification payments required under the terms of the operating agreement;

●	Legal fees and expenses for counsel engaged in connection with the legal affairs of the Company or a series;

●	Fees and expenses for outside appraisers, valuation firms, accountants, attorneys, or other experts or consultants engaged by the Manager in connection with the operations of the Company or a series; and

●	Any other similar expenses deemed to be Operating Expenses, as determined by the Manager in its reasonable discretion;

The Manager will bear its own ordinary operating expenses, including rent, office supplies, payroll taxes, employee compensation, and utilities.

If Operating Expenses for a series exceed the revenue generated from the series property and cannot be covered by available reserves, the Manager may (a) cover the expenses without seeking reimbursement, (b) loan the amount of the Operating Expenses to the series with a reasonable interest rate, to be reimbursed from future revenues of the series (referred to as “Operating Expense Reimbursement Obligations”), or (c) cause the issuance of additional interests in the series to cover the expenses.

8

The Cityfunds Platform

Nada Holdings, Inc., the Managing Member of the Manager, owns and operates a web-based and mobile accessible investment platform, the Cityfunds Platform, which was previously labeled as the Nada Finance App. Through the use of the Cityfunds Platform, investors can browse and screen the investments offered by each of our series, whether now existing or to be formed by our company in the future, and electronically sign legal documents to purchase series interests.

Neither the Company nor any of its series holds any ownership interest in the Cityfunds Platform. Nada Holdings, Inc. has granted a license to each series to use the Cityfunds Platform for purposes including, but not limited to, facilitating series offerings, in accordance with the platform license agreement (a copy of which is attached as an exhibit to the offering statement, of which this offering circular forms a part). Any fees associated with a series’ use of the Cityfunds Platform will be included as part of the quarterly management fee payable to the Manager by the respective series.

The Cityfunds Platform may offer additional products, including financial or banking services provided by Nada Holdings, Inc. or other third parties or affiliates, which are not related to the Company or any of its series. The Company makes no representations or warranties regarding any offerings or products provided by Nada Holdings, Inc., the Member, or the Cityfunds Platform, and assumes no responsibility for such offerings or products.

Competition

The real estate investment platform market is highly competitive and continues to evolve rapidly. The market is characterized by a variety of established players and new entrants, with relatively low barriers to entry. In this dynamic environment, Cityfunds differentiates itself through several key competitive advantages:

●	A focus on Homeshares, shared equity interests in single-family residential properties, allowing investors to participate in the appreciation of primary residences;

●	A unique investment model based on shared equity, rather than traditional rental income;

●	Access to diversified real estate investment opportunities in major U.S. cities;

●	Lower minimum investment thresholds, enabling a broader range of investors to participate; and

●	Streamlined access to real estate appreciation with no monthly rental cash flow dependencies.

Cityfunds primarily faces competition from other real estate investment platforms, such as Arrived Homes, LLC, and Fundrise LLC, as well as a growing number of new entrants. To remain competitive, Cityfunds continues to innovate its offerings and improve its technology, while maintaining its unique investment approach and focus on expanding investor access to the residential real estate market.

9

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of the membership interests.

Conflicts of Interest

Conflicts of interest may exist or arise in the future between the Manager, its affiliates, and our officers and directors, many of whom also serve as officers and/or directors of the Manager and its affiliated entities. These conflicts may include, but are not limited to, the following:

Our executive officers and directors are also officers and directors of the Manager and its affiliates. As a result, these individuals may face conflicts of interest when negotiating agreements and arrangements between us and the Manager or its affiliates, which may not be conducted on an arm’s length basis. The terms of these agreements, including those related to Homeshare transactions, may not be as favorable to us as they would be if negotiated with an unaffiliated third party. Additionally, the Manager is not obligated to make any particular personnel available to us.

Our executive officers and directors are not required to devote a specific amount of time to our business. Accordingly, the time and attention our business receives may be limited due to their commitments to the Manager and its affiliates, as well as other entities or programs sponsored by the Manager. This may impact the management of our Homeshare investments and other business activities. As a result, we may not receive the level of oversight or assistance we might otherwise expect if we were internally managed.

In certain instances, Homeshares or properties may be acquired by the Manager or its affiliates prior to being sold to a series. The Manager or its affiliates may purchase, repair, and improve a property, then sell it to a series at a price determined by the Manager or its affiliate. This price may include a premium over the Manager’s or affiliate’s initial investment in the property. As a result, the Manager’s interests in these transactions may not align with the interests of the series or its investors, and the price a series pays for a Homeshare or property may not be comparable to what would be paid to an unaffiliated third-party seller.

The Manager may sponsor additional investment vehicles in the future with overlapping investment objectives, including those related to Homeshares. To the extent that the Manager determines a property or Homeshare is suitable for both us and another vehicle, we may compete with those vehicles for acquisition opportunities. However, Homeshares or properties deemed suitable for us will be allocated to us if we have sufficient capital to acquire them.

The Manager’s liability is limited under the terms of our operating agreement, and we have agreed to indemnify the Manager and its affiliates against certain liabilities, expenses, and claims arising from their actions or omissions in connection with managing our affairs, provided such actions do not constitute bad faith, gross negligence, or willful misconduct. As a result, we may experience poor performance or losses related to Homeshare investments or other activities due to the Manager’s actions or omissions, for which the Manager would not be held liable.

Employees

Our company does not have any employees. All of the officers and directors of our company are employees of Nada Holdings, Inc., the Managing Member of the Manager.

Legal Proceedings

None of our company, any series, the Manager, or any director or executive officer of our company or the Manager is presently subject to any material legal proceedings.

10

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS

Overview

Cityfunds I, LLC (the “Company,” “we,” “us,” or “our”) is a Delaware series limited liability company established with the purpose of providing public investment opportunities in residential real estate, primarily through home equity investments which we have termed “Homeshares”. Real estate has traditionally been viewed by the majority of individuals as an inaccessible, restrictive, and unnecessarily complex asset class. We believe that real estate investing should be straightforward, transparent, and available to all.

Cityfunds offers a differentiated product, designed to emulate an index-like approach, with a distinct focus on the residential real estate markets of specific cities. Each series within the Company is structured to make investments in single-family homes through home equity agreements, thereby securing an equity interest in properties that allows the series to participate in potential future appreciation. In addition to home equity investments, each series may also acquire single-family homes to operate as rental properties, further diversifying its investment portfolio.

The Manager undertakes the full responsibility of sourcing, analyzing, and managing all assets on behalf of the Company. Every investment undergoes a rigorous and thorough due diligence process, incorporating financial, market, and demographic analyses to ensure the acquisition supports our strategic objectives and aligns with the Company’s long-term vision.

Through these efforts, Cityfunds seeks to democratize access to residential real estate investment, providing investors with exposure to appreciating property markets in a structured and efficient manner.

As of December 31, 2022, Cityfunds I, LLC held 36 active investments in Homeshares and single-family rental properties. By December 31, 2023, the Company had expanded its portfolio to 85 active investments in Homeshares and single-family rental properties. The growth in the number of active investments was driven by increased demand for Homeshares and higher levels of investor participation.

Emerging Growth Company

We may elect to become a public reporting company under the Securities and Exchange Act of 1934 (the “Exchange Act”). If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our membership interests that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

11

Offering Results

As of the date of this filing, the offering of each series’ interests of the Company pursuant to Regulation A has been paused.

The table below provides key details, including the NAV calculation date, the Series, and the updated price per membership interest (referred to as “share price”). For further information, please refer to the official filings available on the SEC website. The share prices are determined in accordance with the “Valuation and Net Asset Value (NAV) Policies” outlined in the offering circular and the corresponding section of this report. The Manager reserves the right to adjust share prices periodically, as disclosed in the pricing supplements.

Below is the NAV per interest since December 31, 2023, as determined in accordance with our valuation policy. Linked in the table is the relevant Form 253G2 detailing each NAV evaluation method, incorporated by reference herein.

Calculation Date	Series	NAV Per Interest
May 31, 2023	Austin	10.69	Form 253G2
May 31, 2023	Dallas	10.59	Form 253G2
May 31, 2023	Miami	10.77	Form 253G2
June 30, 2023	Austin	10.75	Form 253G2
June 30, 2023	Dallas	10.63	Form 253G2
June 30, 2023	Miami	10.80	Form 253G2
July 31, 2023	Austin	10.80	Form 253G2
July 31, 2023	Dallas	10.89	Form 253G2
July 31, 2023	Miami	10.92	Form 253G2
July 31, 2023	Tampa	11.05	Form 253G2
August 31, 2023	Austin	10.88	Form 253G2
August 31, 2023	Dallas	11.08	Form 253G2
August 31, 2023	Miami	11.11	Form 253G2
August 31, 2023	Tampa	11.08	Form 253G2
September 30, 2023	Dallas	11.28	Form 253G2
September 30, 2023	Tampa	11.13	Form 253G2
September 30, 2023	Austin	10.96	Form 253G2
September 30, 2023	Miami	11.25	Form 253G2
October 31, 2023	Dallas	11.30	Form 253G2
October 31, 2023	Tampa	11.15	Form 253G2
October 31, 2023	Austin	10.98	Form 253G2
October 31, 2023	Miami	11.31	Form 253G2
November 30, 2023	Dallas	11.38	Form 253G2
November 30, 2023	Tampa	11.20	Form 253G2
November 30, 2023	Austin	11.01	Form 253G2
November 30, 2023	Miami	11.35	Form 253G2
December 31, 2023	Dallas	11.44	Form 253G2
December 31, 2023	Tampa	11.24	Form 253G2
December 31, 2023	Austin	11.05	Form 253G2
December 31, 2023	Miami	11.39	Form 253G2
January 31, 2024	Dallas	11.48	Form 253G2
January 31, 2024	Tampa	11.28	Form 253G2
January 31, 2024	Austin	11.07	Form 253G2
January 31, 2024	Miami	11.44	Form 253G2
February 29, 2024	Dallas	11.50	Form 253G2
February 29, 2024	Tampa	11.31	Form 253G2
February 29, 2024	Austin	11.09	Form 253G2
February 29, 2024	Miami	11.47	Form 253G2
March 31, 2024	Dallas	11.54	Form 253G2
March 31, 2024	Tampa	11.36	Form 253G2
March 31, 2024	Austin	11.03	Form 253G2
March 31, 2024	Miami	11.51	Form 253G2
April 30, 2024	Denver	10.22	Form 253G2
June 30, 2024	Dallas	11.69	Form 253G2
June 30, 2024	Tampa	11.78	Form 253G2
July 31, 2024	Miami	11.70	Form 253G2
July 31, 2024	Houston	10.51	Form 253G2
August 31, 2024	Phoenix	10.21	Form 253G2

Adjustments to NAV per Interest

The Company may adjust the NAV per interest per interest to reflect changes in the Net Asset Value (NAV) of the underlying assets. Any such adjustments will be disclosed via Supplement Form 253(g)(2), which will provide a detailed breakdown of the updated NAV per interest and relevant offering details. Investors should refer to these supplements for the most current information regarding share price and offering results.

Future Updates

The Company will continue to update the Commission and investors regarding the progress of the offering through periodic filings, including any changes to the offering terms or adjustments to the share price. Investors are encouraged to review these updates, as well as the pricing supplements filed with the Commission, to stay informed about the offering status and the performance of the underlying assets.

12

Distributions

In order to qualify as a REIT, a series must distribute annually to investors at least 90% of its REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains the series must distribute 100% of such income and gains annually. Our manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our manager deems relevant.

The Manager may, at its sole discretion, make and pay distributions, referred to as “dividends,” from any series of Cityfunds I, LLC, out of net cash flow or other assets, except as restricted by law or the Company’s Operating Agreement.

“Free Cash Flow” for each series consists of net income under U.S. Generally Accepted Accounting Principles (“GAAP”), including sale proceeds and rental income, plus adjustments for net working capital, depreciation, and amortization, less capital expenditures. The Manager may hold Free Cash Flow in a deposit or investment account for the benefit of the series.

The Manager intends to distribute dividends quarterly starting in 2025. Investors holding interests on the “Dividend Record Date” are entitled to the declared distribution. In determining available cash flow for distribution, the Manager may prioritize expenses, liabilities, management fees, and potential redemption requests, while net capital event proceeds are generally not expected to be distributed. The Manager retains discretion over the timing and payment of distributions.

Distributions will be allocated 100% pro-rata to investors of each series. The Company may distribute securities or other assets in lieu of cash, potentially leading to transaction costs for investors. Although distributions are expected to come from cash flow, they may be funded from other sources, including offering proceeds, loans, or cash advances from the Manager. Such funding sources could reduce available investment capital.

Distributions may constitute a return of capital if they exceed current and accumulated earnings as determined for U.S. federal income tax purposes, reducing the holder’s tax basis and potentially resulting in gain recognition. Under the Delaware Limited Liability Company Act (Section 18-607), an investor may be liable for a distribution if it violates the Act and the investor was aware of the violation at the time.

As of December 31, 2023, the Manager has not declared or paid distributions to investors of any Cityfunds I, LLC series.

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Automatic Distribution Reinvestment Plan

Under the Automatic Distribution Reinvestment Plan, any declared distributions on a series of Cityfunds I, LLC will be automatically reinvested in additional interests of that series, unless an investor opts out. Investors who opt out will receive cash distributions instead. Participation can be modified or terminated through the Cityfunds Platform, subject to timing restrictions.

Key Details of the Reinvestment Plan:

●	Process: Opted-out investors receive cash distributions, while others receive additional interests in the series.

●	Valuation: The number of interests issued is based on the most recent NAV per interest.

●	Issuance Limits: Reinvested interests count toward the $7 million offering limit for each series.

●	Participation: Investors are automatically enrolled in the Automatic Distribution Reinvestment Plan but may opt out through the Cityfunds Platform. Re-enrollment must occur within seven days of the Dividend Record Date to participate in the next distribution.

●	Terms:

●	No commissions or fees are charged;
●	100% of distributions are reinvested, including fractional interests; and
●	Ownership limits apply as outlined in the Operating Agreement.

●	Taxation: Investors are treated as receiving cash distributions for tax purposes, which are reinvested in additional interests.

●	Termination: Investors may terminate participation at any time by providing notice through the Cityfunds Platform, effective for the next distribution.

●	Amendment or Termination by the Company: The Manager reserves the right to amend or terminate the Reinvestment Plan at any time, with 30 days’ notice provided through the Cityfunds Platform. Notice may be given via separate electronic correspondence.

●	Liability of the Company and its Manager: Neither the Company, the Manager, nor any affiliates shall be liable for any act or omission made in good faith in connection with the administration of the Reinvestment Plan. The Company and the Manager disclaim any responsibility or liability related to the value of the interests or any changes in value of the interests acquired by participants.

14

Rewards Program Plan

The Rewards Programs, which allows investors to earn free membership interests for meeting certain investment or action-based requirements, has financial implications for the Company. These interests are issued without dilution to existing investors, as the associated costs are borne by a subsidiary of the Manager. Specifically, the subsidiary pays the cost of acquiring the interests on behalf of qualifying investors, which are then issued directly to the investor’s account.

The Rewards Program represents a discretionary marketing and engagement expense for the subsidiary of the Manager, with the associated costs reflected as an operating expense under the subsidiary’s financial statements. While the rewards program helps drive investor participation, the costs related to issuing free membership interests are carefully managed to ensure that they do not materially impact the Company’s overall financial condition. The program’s structure ensures that the total number of outstanding shares or interests is unaffected by the issuance of these additional shares, protecting the value of existing equity holders’ stakes.

Given the non-dilutive nature of these interests, the Rewards Program aligns with the Company’s long-term objective of maintaining a stable capital structure while providing value to its investor base.

It is important to note that this program does not constitute a delayed offering under Regulation A, as the membership interests provided through the rewards program are issued from the Company’s active offering (as opposed to a later offering). The associated costs of these interests are paid for by the Manager’s subsidiary as an expense, rather than being deducted from the Company’s capital or affecting the NAV per interest.

This structure ensures that the Rewards Programs operate within the scope of the ongoing offering, with no delay or extension beyond the terms outlined in the offering circular. The issuance of these membership interests is non-dilutive to existing investors, as the interests are funded independently by a subsidiary of the Manager.

The Company does not have an active Rewards Program in operation at this time. Any historical rewards programs, including those that allowed investors to earn membership interests in exchange for meeting certain investment thresholds or completing specific actions, have been suspended.

Details regarding these historical rewards programs have been filed with the Securities and Exchange Commission (SEC) through Supplement Form 253G2, in compliance with applicable reporting requirements. These filings provide transparency into the terms and financial impact of the rewards programs as they were in effect during prior offering periods.

No further membership interests are being issued under the Rewards Program, and any previous issuances were in accordance with the disclosed terms and conditions outlined in the respective SEC filings.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements for a more thorough discussion of our accounting policies and procedures.

15

Valuation and Net Asset Value (NAV) Policies

Our policy is to calculate and restate the net asset value (“NAV”) per interest for each series on a rolling six-month basis; however, the Manager retains discretion to update the NAV earlier or later than scheduled, as it deems necessary, based on market conditions or other relevant factors. Each series follows a designated rolling schedule for NAV recalculation, ensuring that not all series are recalculated in the same month, and each series’ NAV is updated systematically throughout the year. The NAV is determined based on the estimated value of the series’ investments, including related liabilities, as of the end of the scheduled period, using input from automated valuation models (AVMs) or appraisals, as well as factors such as liquid asset prices, distribution accruals, and estimated revenues, fees, and expenses.

An Automated Valuation Model (AVM) for residential real estate is a technology-driven tool that uses algorithms and data analytics to estimate the market value of a property. AVMs typically pull data from various sources, such as property tax records, recent sales of comparable homes, market trends, and geographic data, to provide an estimated value of a home without requiring a physical inspection.

Additionally, NAV updates are filed via Supplement Form 253(g)(2), which includes a detailed breakdown of the components of the NAV for each series. This ensures transparency and provides investors with a comprehensive view of how each series’ NAV is calculated. The updated NAV per interest for each series will also be published on the Cityfunds Platform, which will contain the most recent offering circular, including any supplements or amendments.

It is important to note that the determination of NAV for the interests of each series is not intended to comply with fair value standards under GAAP, and the NAV may not necessarily reflect the current market price of our assets under prevailing market conditions. In cases where an independent appraisal may be deemed necessary—such as when the Manager anticipates uncertainty in accurately estimating the value of a series-owned real estate asset, or when third-party market values for comparable properties may be unavailable or inconsistent—the Manager intends to engage an appraiser with expertise in residential real estate assets to act as an independent valuation expert. This planned approach is designed to ensure reliable and objective valuation support when required. However, the independent valuation expert is not responsible for preparing or determining the NAV per interest.

Our objective is to provide a reasonable estimate of the market value of the assets held by each series at the end of each fiscal quarter. These assets will primarily consist of residential real estate investments. The valuation of these real estate assets, conducted by both independent sources and our internal accountants, is subject to various assumptions and judgments that may not always prove accurate. Different assumptions or judgments would likely result in different estimates of the value of the real estate underlying each series’ assets. Additionally, while we aim to evaluate and provide an updated NAV per interest on a rolling six-month basis, the actual market value of these interests may fluctuate more frequently, meaning the NAV in effect for any given month may not necessarily represent the price that would be paid for series interests in a market transaction. Furthermore, our published NAV may not immediately reflect certain material events if they are unknown or their financial impact is not readily quantifiable. As a result, discrepancies in the NAV may arise, potentially benefiting or disadvantaging members who redeem or purchase interests or existing members.

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Operating Results

Revenues

The Company’s primary revenue is generated from the payoff of Homeshare investments. Additional revenue sources include rental income and, when applicable, the sale of single-family rental properties. This diversified revenue approach supports the Company’s overall financial performance and aligns with its long-term strategic objectives. The Company saw an increase in revenue in 2023 compared to 2022 due to a higher volume of Homeshare payoffs, reflecting the growing maturity of the Company’s investment portfolio. All revenues generated by each series for the years ended December 31, 2023 and 2022 are listed in the table below. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

REVENUES

Applicable Series	December 31, 2023	December 31, 2022
Austin	$59,293	$20,029
Dallas	53,810	113,108
Miami	52,680	7,000
Tampa	20,879	-
Denver	-	-
Houston	-	-
Phoenix	-	-
Los Angeles	-	-
Nashville	-	-
Las Vegas	-	-

	186,662	140,137

Cost of Revenues

The following table summarizes the total cost of revenues incurred by each series for the years ended December 31, 2023 and 2022. The year-over-year increase in the cost of revenues was primarily driven by the cost to acquire Homeshare investments. As the volume of Homeshare acquisitions increased significantly in 2023 compared to 2022, the associated costs also rose. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

COST OF REVENUES

Applicable Series	December 31, 2023	December 31, 2022
Austin	$61,245	$8,295
Dallas	77,015	101,128
Miami	46,428	23,775
Tampa	44,967	8,986
Denver	-	-
Houston	-	-
Phoenix	-	-
Los Angeles	-	-
Nashville	-	-
Las Vegas	-	-

	229,655	142,184

Operating Expenses

The following table summarizes the total operating expenses incurred by each series for the years ended December 31, 2023 and 2022. The year-over-year increase in operating expenses was primarily due to an increase in the number of series within the Company generating activity and also doing so at a greater volume during 2023 as compared to 2022. This heightened activity resulted in higher professional expenses, as well as increased managerial expenses required to support the growing operations of these series. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

OPERATING EXPENSES

Applicable Series	December 31, 2023	December 31, 2022
Austin	$97,087	$85,985
Dallas	67,206	69,863
Miami	62,789	52,061
Tampa	49,343	18,769
Denver	19,480	-
Houston	16,752	-
Phoenix	16,853	-
Los Angeles	16,953	-
Nashville	16,853	-
Las Vegas	16,953	-

	380,269	226,678

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Other Income (Expenses)

The following table summarizes the total of such expenses incurred by each series for the years ended December 31, 2023 and 2022. Other income (expenses) increased significantly in 2023, primarily due to the substantial increase in Homeshare acquisitions. Unrealized gains from the fair value of assets are recorded in this category, and the combination of a larger number of Homeshare investments and an appreciating portfolio of existing assets contributed to the increase in unrealized gains. However, it is important to note that not all assets experienced positive unrealized gains. Market conditions and submarket-specific housing trends can adversely impact the potential future gains of certain assets, underscoring the inherent variability in asset valuation. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

OTHER INCOME (EXPENSES)

Applicable Series	December 31, 2023	December 31, 2022
Austin	$25,652	$106,943
Dallas	216,873	28,234
Miami	194,368	31,086
Tampa	114,804	-
Denver	-	-
Houston	-	-
Phoenix	-	-
Los Angeles	-	-
Nashville	-	-
Las Vegas	-	-

	551,697	166,263

Liquidity and Capital Resources

From inception, the Manager has financed the business activities of each series. Upon the first closing of a particular series offering, the Manager is reimbursed from the proceeds of the relevant offering. Until such time as the series generates sufficient cash flows from operations, the Manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering. The Manager also reserves the right to delay the collection of any reimbursements to a later time at its discretion.

Cash and Cash Equivalent Balances

Cash is held at the series level. The following table summarizes the cash and cash equivalents held by each series as of December 31, 2023 and December 31, 2022. The year-over-year increase in cash and cash equivalents was primarily due to an increase in capital raised from the offering during 2023. This additional capital provided the necessary cash inflows to support the Company’s expanding investment activities. Such amounts are based on the audited financial statements of the Company and each series included in this Annual Report on Form 1-K:

CASH AND CASH EQUIVALENTS

Applicable Series	December 31, 2023	December 31, 2022
Austin	$130,925	$13,741
Dallas	122,253	14,068
Miami	75,445	38,170
Tampa	52,239	14,266
Denver	140,066	-
Houston	-	-
Phoenix	-	-
Los Angeles	-	-
Nashville	1,000	-
Las Vegas	1,000	-

	522,928	80,245

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Our Investments

Our investment strategy is designed to provide diversified exposure to the residential real estate market through two primary investment types: home equity investments and single-family rental properties. Each series manages a separate pool of assets and investments. The following details the status of these investments as of December 31, 2023, along with the dispositions of rental properties and payoffs of home equity investments that occurred during the reporting period.

Home Equity Investments (“Homeshares”)

As of December 31, 2023, each series holds home equity investments by providing capital to homeowners in exchange for a percentage equity stake in their owner-occupied homes. These investments allow the series to participate in the appreciation or depreciation of the home’s value over time, while the homeowner retains occupancy and control of the property. The Company does not own these homes outright but holds an equity interest based on the terms of the home equity agreements.

Due to the privacy and confidentiality associated with owner-occupied properties, individual addresses and homeowner details are not disclosed. Instead, we provide aggregate information on the number of home equity investments, the total value of the equity interest, and the geographic distribution of these investments.

Series	Number of Equity Investments	Average Weighted Equity Interest (%)	Aggregate Value of Equity Stake ($)	Metropolitan Statistical Area (MSA)
Austin	28	18.34	1,226,545	Austin
Dallas	27	22.88	1,506,055	Dallas
Miami	14	21.66	1,345,646	Miami
Tampa	10	29.56	618,549	Tampa
Denver	-	-	-	Denver
Houston	-	-	-	Houston
Phoenix	-	-	-	Phoenix
Los Angeles	-	-	-	Los Angeles
Nashville	-	-	-	Nashville
Las Vegas	-	-	-	Las Vegas

Payoffs of Home Equity Investment

Several homeowners repaid their home equity investments during the reporting period ending December 31, 2023. These payoffs reflect the appreciation or depreciation of the home’s value, and the Company realized gains or losses based on the terms of the equity agreements.

Series	Number of Payoffs	Total Payoff Amount ($)	Gain/Loss ($)	Gain/Loss (%)
Austin	3	112,609	15,435	15.88
Dallas	4	118,003	16,280	16.00
Miami	3	145,114	21,114	17.03
Tampa	-	-	-	-
Denver	-	-	-	-
Houston	-	-	-	-
Phoenix	-	-	-	-
Los Angeles	-	-	-	-
Nashville	-	-	-	-
Las Vegas	-	-	-	-

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Single-Family Rental Properties

As of December 31, 2023, each series may also hold single-family rental properties as part of its portfolio. These properties generate rental income and may appreciate in value over time. The Company actively manages these properties, ensuring optimal rental performance and property maintenance.

We provide information on the number of rental properties held by each series, their aggregate value, and rental income generated during the reporting period ending on December 31, 2023.

Series	Number of Rental Properties	Aggregate Property Value ($)	Rental Income ($)	Metropolitan Statistical Area (MSA)
Austin	2	679,013	43,860	Austin
Dallas	2	651,549	37,612	Dallas
Miami	1	411,843	31,500	Miami
Tampa	1	366,336	20,879	Tampa
Denver	-	-	-	Denver
Houston	-	-	-	Houston
Phoenix	-	-	-	Phoenix
Los Angeles	-	-	-	Los Angeles
Nashville	-	-	-	Nashville
Las Vegas	-	-	-	Las Vegas

Dispositions of Single-Family Rental Properties

During the reporting period ending December 31, 2023, the Company didn’t dispose of any single-family rental properties as part of its strategy to maximize returns by capitalizing on favorable market conditions.

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Recent Developments

Revenues

The Company’s primary revenue is generated from the payoff of Homeshare investments. Additional revenue sources include rental income and, when applicable, the sale of single-family rental properties. This diversified revenue approach supports the Company’s overall financial performance and aligns with its long-term strategic objectives. All revenues generated by each series during the period January 1, 2024 through September 30, 2024 are listed in the table below. For avoidance of doubt, the below amounts are unaudited.

REVENUES

Applicable Series	September 30, 2024
Austin	$40,399
Dallas	63,379
Miami	80,400
Tampa	28,780
Denver	-
Houston	-
Phoenix	-
Los Angeles	-
Nashville	-
Las Vegas	-

212,958

Cost of Revenues

The following table summarizes the total cost of revenues incurred by each series during the period January 1, 2024 through September 30, 2024. For the avoidance of doubt, the below amounts are unaudited.

COST OF REVENUES

Applicable Series	September 30, 2024
Austin	$14,901
Dallas	86,561
Miami	82,358
Tampa	84,301
Denver	8,350
Houston	23,310
Phoenix	8,550
Los Angeles	4,100
Nashville	-
Las Vegas	-

312,432

Operating Expenses

The following table summarizes the total operating expenses incurred by each series during the period January 1, 2024 through September 30, 2024. For the avoidance of doubt, the below amounts are unaudited.

OPERATING EXPENSES

Applicable Series	September 30, 2024
Austin	$37,264
Dallas	49,354
Miami	31,834
Tampa	31,933
Denver	18,146
Houston	15,972
Phoenix	12,112
Los Angeles	11,996
Nashville	7,398
Las Vegas	7,398

223,407

21

Other Income (Expenses)

The following table summarizes the total of such expenses incurred by each series during the period January 1, 2024 through September 30, 2024. For the avoidance of doubt, the below amounts are unaudited.

OTHER INCOME (EXPENSES)

Applicable Series	September 30, 2024
Austin	$(164,408)
Dallas	79,270
Miami	181,485
Tampa	54,483
Denver	71,745
Houston	128,686
Phoenix	68,339
Los Angeles	4,296
Nashville	-
Las Vegas	-

423,896

Cash and Cash Equivalent Balances

Cash is held at the series level. The following table summarizes the cash and cash equivalents held by each series during the period January 1, 2024 through September 30, 2024. For the avoidance of doubt, the below amounts are unaudited.

CASH AND CASH EQUIVALENTS

Applicable Series	September 30, 2024
Austin	$55,365
Dallas	32,805
Miami	73,714
Tampa	83,533
Denver	63,916
Houston	65,963
Phoenix	39,590
Los Angeles	5,739
Nashville	1,000
Las Vegas	1,000

422,625

22

Our Investments

Our investment strategy is designed to provide diversified exposure to the residential real estate market through two primary investment types: home equity investments and single-family rental properties. Each series of the Company manages a separate pool of assets and investments. The following details the status of these investments as of October 22, 2024, along with the dispositions of rental properties and payoffs of home equity investments that occurred during the reporting period.

Home Equity Investments (“Homeshares”)

As of October 22, 2024, each series holds home equity investments by providing capital to homeowners in exchange for a percentage equity stake in their owner-occupied homes. These investments allow the series to participate in the appreciation or depreciation of the home’s value over time, while the homeowner retains occupancy and control of the property. The Company does not own these homes outright but holds an equity interest based on the terms of the home equity agreements.

Due to the privacy and confidentiality associated with owner-occupied properties, individual addresses and homeowner details are not disclosed. Instead, we provide aggregate information on the number of home equity investments, the total value of the equity stakes, and the geographic distribution of these investments.

Series	Number of Equity Investments	Portfolio Average Equity Stake (%)	Aggregate Value of Equity Stake ($)	Metropolitan Statistical Area (MSA)
Austin	31	20.70	1,453,777	Austin
Dallas	41	27.77	2,903,967	Dallas
Miami	19	31.97	2,253,360	Miami
Tampa	27	35.83	2,952,584	Tampa
Denver	2	34.69	241,259	Denver
Houston	6	40.32	899,117	Houston
Phoenix	3	30.66	314,630	Phoenix
Los Angeles	1	22.73	150,761	Los Angeles
Nashville	-	-	-	Nashville
Las Vegas	-	-	-	Las Vegas

Payoffs of Home Equity Investment

Several homeowners repaid their home equity investments during the reporting period ending October 22, 2024. These payoffs reflect the appreciation or depreciation of the home’s value, and the Company realized gains or losses based on the terms of the equity agreements.

Series	Number of Payoffs	Total Payoff Amount ($)	Gain/Loss ($)	Gain/Loss (%)
Austin	2	74,247	9,247	14.23
Dallas	4	267,704	39,354	17.23
Miami	3	124,573	19,573	18.64
Tampa	2	101,480	15,480	18.00
Denver	-	-	-	-
Houston	-	-	-	-
Phoenix	-	-	-	-
Los Angeles	-	-	-	-
Nashville	-	-	-	-
Las Vegas	-	-	-	-

23

Single-Family Rental Properties

As of October 22, 2024, each series may also hold single-family rental properties as part of its portfolio. These properties generate rental income and may appreciate in value over time. The Company actively manages these properties, ensuring optimal rental performance and property maintenance.

We provide information on the number of rental properties held by each series, their aggregate value, and rental income generated during the reporting period ending on October 22, 2024.

Series	Number of Rental Properties	Aggregate Property Value ($)	Rental Income ($)	Metropolitan Statistical Area (MSA)
Austin	2	655,538	31,070	Austin
Dallas	1	390,364	23,610	Dallas
Miami	-	-	-	Miami
Tampa	1	350,400	13,300	Tampa
Denver	-	-	-	Denver
Houston	-	-	-	Houston
Phoenix	-	-	-	Phoenix
Los Angeles	-	-	-	Los Angeles
Nashville	-	-	-	Nashville
Las Vegas	-	-	-	Las Vegas

Dispositions of Single-Family Rental Properties

During the reporting period ending October 22, 2024, the Company disposed of two single-family rental properties as part of its strategy to maximize returns by capitalizing on favorable market conditions. These dispositions resulted in a gain and a loss, which are reflected in the financial results of each series.

Series	Number of Properties Sold	Total Sale Price ($)	Gain/Loss ($)	Remaining Properties
Austin	-	-	-	2
Dallas	1	185,000	(31,343)	1
Miami	1	465,000	19,018	-
Tampa	-	-	-	1
Denver	-	-	-	-
Houston	-	-	-	-
Phoenix	-	-	-	-
Los Angeles	-	-	-	-
Nashville	-	-	-	-
Las Vegas	-	-	-	-

24

ITEM 3. DIRECTORS AND OFFICERS

General

The manager of the Company is Cityfunds Manager, LLC, a Delaware limited liability company.

The nature of our business to be conducted or promoted by us must at all times be to engage in any lawful act or activity for which LLCs may be organized under the Delaware Limited Liability Company Act.

All executive officers of the Company are employees of the Manager or its affiliates. The executive offices of the Manager are located at 1315 Manufacturing Street, Dallas, TX 75207. The telephone number for the Manager’s executive offices is (972) 445-7320.

Executive Officers

Executive Officer	Position Held with Our Company (and the Manager)	Age	Term of Office
Tore Steen	Principal Executive Officer	55	Began June 2024
John Green	Principal Financial Officer; Former Principal Executive Officer	39	Began July 2024; April 2021 – September 2024
Mauricio Delgado	Past Principal Financial Officer	45	April 2021 – July 2024

Biographical Information

Tore Steen is CEO and President of Nada Holdings, Inc since June 2024 and a member of the Board of Directors of Nada since December 2023. Previously, Tore co-founded and served as CEO of CrowdStreet, Inc., a leading technology enabled investment platform for commercial real estate, where he led the company from the initial concept phase through the growth stages to become the largest online real estate investment marketplace, with over $4 billion invested, $50 million annual revenue, and over 200 employees. In 2020, he was recognized as one of the Top 50 FinTech CEOs by The Financial Technology Report. Currently, he continues to be involved with CrowdStreet as a board member. Prior to co-founding CrowdStreet, Tore was a founding team member of JanRain, where he led sales, marketing, products and services, taking the open-source technology platform to launch and commercialization of a full suite of SaaS solutions in the online social identity management space. Tore was instrumental in growing the business from an early concept to a business that delivering enterprise solutions to clients such as NewsCorp, Universal Music Group, Sears.com, and Disney Channel, and also in the eventual sale of the company to Akamai. Earlier in his career he held business and corporate development roles with EarthLink, WebTrends, and AAA along with banking and management consulting roles with US Bancorp and Ernst & Young. Tore earned an MBA from Duke University Fuqua School of Business and a BA in Political Science from the University of Notre Dame.

John Green is a co-founder of Nada Holdings, Inc., and served as CEO and President from its inception in November 2018 until June 2024, where he managed all corporate vision, business model development, and expansion strategies executed across all service verticals. Currently, John serves as COO and CFO of Nada. Prior to co-founding Nada Holdings, Mr. Green served as Strategic Advisor for Vámonos Credit, LLC, from November 2017 to June 2018, focusing on services tailored to Hispanic consumers in real estate transactions. From November 2012 to June 2018, Mr. Green was Vice President of Strategy and Innovation at Pacific Union Financial, LLC, a top 10 independent mortgage lender, where he led growth strategy, technology implementation, risk management, and market entry initiatives. Mr. Green also held a management position in Quality Control at JPMorgan Chase’s mortgage division from 2009 to November 2012. Before entering financial services, Mr. Green had a career as a professional recording and touring artist from 2005 to 2009, releasing two albums. He has been a member of the American Society of Composers, Authors, and Publishers since 2006 and is an active member of the Forbes Finance Council.

25

Advisors

Jesse Stein serves as an advisor to the Manager. He has been Managing Director of Everyrealm Inc. since October 2021. Prior to this, Mr. Stein was Head of Republic Real Estate from June 2020 to October 2021 and Chief Operating Officer of Compound Asset Management, Inc. from February 2018 to May 2020. Mr. Stein is also the Managing Principal of Advanced Fundamentals LLC, a firm specializing in data analytics and real estate indexing, which he founded in July 2016. Additionally, Mr. Stein served as Chief Executive Officer of Commencement Capital, LLC from April 2016 to February 2018 and was a founding member and Chief Operating Officer of ETRE Financial, LLC from August 2012 to February 2016. During his tenure at ETRE Financial, he also held roles as Chief Operating Officer, Secretary, and board member of ETRE REIT, LLC. Mr. Stein holds a bachelor’s degree from Cornell University and a master’s degree in Real Estate Investment from New York University.

The Manager and the Operating Agreement

The Manager is responsible for overseeing the management of our business and affairs, including handling day-to-day operations and executing our investment strategy. The Manager and its officers are not obligated to dedicate all of their time to our business but are only required to devote such time as is necessary to fulfill their duties.

The Manager will perform its responsibilities in accordance with the terms of the Operating Agreement. The relationship between the Manager and the Company, as well as the investors, is contractual in nature, rather than fiduciary. Additionally, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities, as provided in the Operating Agreement. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence, fraud willful misconduct or bad faith.

The Operating Agreement further stipulates that, in exercising its rights as the managing member, the Manager may consider only its own interests and any other factors it deems appropriate, without any duty or obligation (fiduciary or otherwise) to consider the interests of the Company, any series of interests, or any interest holders. The Manager will not be held to any different standards under the Operating Agreement, the Delaware Limited Liability Company Act, or any other applicable law, rule, or regulation. Moreover, the Operating Agreement explicitly states that the Manager has no duty (including fiduciary duty) to the Company, any series, or any interest holders.

The Manager has not sponsored any prior real estate investment programs. Therefore, this offering circular does not include any information regarding the prior performance of the Manager or its affiliates, meaning you will not have access to historical performance data when deciding whether to invest in our series.

26

Responsibilities of our Manager

The responsibilities of the Manager include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of this offering, including the determination of its specific terms;

●	Asset Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Manager deems necessary to the proper performance of its obligations under the Operating Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under the Operating Agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including, for example, answering phone calls and preparing and sending written and electronic reports;

●	Financing Services such as monitoring and overseeing the service of our debt facilities and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales, or liquidity transactions.

27

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company. Each of our executive officers, who are also executive officers of the Manager, manages our day-to-day affairs, oversees the review, selection and recommendation of investment opportunities, services acquired properties and monitors the performance of these properties to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from the Manager. We do not intend to pay any compensation to these individuals.

Compensation of the Manager

The Manager will receive compensation and reimbursement for costs incurred relating to our series offerings (e.g., Offering Expenses and Acquisition Expenses). Neither the Manager nor any of its affiliates will receive any selling commissions or dealer manager fees in connection with this or other series offerings. See “Management—Management Compensation” in our offering circular and Note 8, “Related Party Transactions” to the Consolidated Financial Statements for further details.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The Company is managed by Cityfunds Manager, LLC, the Manager. The Manager currently does not own, and is not expected to own at the closing of any series offering, any of the interests offered herein.

The Manager or an affiliate of the Company may purchase interests in a series of the Company on the same terms offered to investors. Additionally, the Manager may acquire interests in a series of the Company in the event an acquisition loan remains outstanding and is not repaid prior to its maturity date, in which case the outstanding balance of such acquisition loan will be converted into series interests under the same terms as those in the applicable series offering.

The address of Cityfunds Manager, LLC is 1315 Manufacturing Street, Dallas, TX 75207.

28

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See Management Compensation section below for a description of the fees paid to the Manager. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with such transactions were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Management Compensation

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Asset Management Fee – Cityfunds Manager, LLC	The Manager will receive from each series a quarterly asset management fee equal to 0.375% (1.5% annually) of the value of the interests of that series, payable quarterly in arrears. In addition, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses related to the organization and offerings of each series (up to a maximum of 3% of the gross offering proceeds per series offering), as well as for expenses incurred in the operation of the series and the acquisition of properties, and for services provided by third parties. The Manager may also be entitled to receive a portion of any applicable property management fees and property disposition fees. For operating accounts maintained by the Manager with third-party banks, the Manager is entitled to any interest earned on the cash balances in those accounts. The Manager reserves the right to waive any fees or reimbursements at its sole discretion.	Assuming the maximum amount ($7,000,000) of each series is raised, and it is estimated that the net asset value in total is $8,500,000, the Manager will receive an annual asset management fee of $127,500 from each series.

Acquisition Fee – Cityfunds Manager LLC	The Manager will be entitled to receive an acquisition fee equal to 1.0% of the purchase price for any single-family home acquired by a series. This fee does not apply to the acquisition of Homeshares.	Assuming the maximum amount ($7,000,000) of each series is raised, and it is estimated that each series acquires single family rental properties at a total purchase price of $1,000,000, the Manager will receive an acquisition fee of $10,000 from each series.

Tech Fee – Affiliate of the Manager	An affiliate of the Manager will be entitled to receive a monthly Technology Fee (“Tech Fee”) equal to $10.00 for each Homeshare and single-family rental property owned by each series.	Actual amounts are dependent on each Homeshare and single family rental property owned by each series; we cannot determine these amounts at the present time.

Sourcing Fee – Affiliate of the Manager (1)	An affiliate of the Manager will be entitled to receive a Sourcing Fee on each Homeshare acquired by a series, equal to 5.0% of the affiliate’s investment cost for owner-occupied properties and 7.0% of the affiliate’s investment cost for investment properties. The collection of this fee is at the sole discretion of the affiliate. This fee does not apply to the acquisition of single family rental properties.

Actual amounts are dependent on the acquisition cost of each Homeshare acquired and whether it is an owner-occupied property or an investment property; we cannot determine these amounts at the present time.

Reimbursement of Expenses – Cityfunds Manager, LLC	The Manager will be entitled to reimbursement for out-of-pocket expenses incurred in connection with (i) the organization of the Company and the series offerings, (ii) the operation of the Company, including the acquisition and disposition of properties, and (iii) the retention of third parties to provide necessary services to the Company. Such reimbursement will not include the Manager’s general overhead, employee compensation, utilities, or technology expenses borne by the Manager.	Actual amounts are dependent on each single family home and Homeshare owned by each series; we cannot determine these amounts at the present time.

Fees from Other Services – Affiliates of the Manager or Third Parties	We may engage third parties, including affiliates of the Company, to provide necessary services related to our investments or operations, including administrative services, construction, origination, brokerage, leasing, development, property oversight, and other property management services. Any such engagements will be conducted on market terms and at prevailing market rates.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

(1)	Homeshares – Sourcing Fee - Nada Holdings, Inc., an affiliate of the Company, originates Homeshares investments through its wholly-owned subsidiary, Nada Loans, LLC. Upon the closing of a Homeshares agreement, the lienholder of the Homeshares investment is Nada Investments, LLC, a separate wholly-owned subsidiary of Nada Holdings, Inc. Nada Investments, LLC holds ownership of the Homeshares asset until such time as a series of the Company raises sufficient funds through its series offering to acquire the Homeshares asset by purchasing the option purchase premium and paying the fee described below.

Upon the sale of the Homeshares asset from Nada Investments, LLC to a series, a fee is payable by the series to Nada Investments, LLC. The transaction is formalized through a “Homeshares Equity Investment Sale Agreement” entered into between Nada Investments, LLC, as seller, and the series acquiring the Homeshares asset, as purchaser. The Homeshares Equity Investment Sale Agreement includes a schedule detailing the assets purchased and the associated fee for each Homeshares asset. Pursuant to the terms of the agreement, Nada Investments, LLC will service the Homeshares interest, which will be held in trust by Nada Custody, LLC for the benefit of the purchasing series.

29

ITEM 6. OTHER INFORMATION

During the year ended December 31, 2023, the Company determined that the audited consolidated financial statements for the year ended December 31, 2022, contained an immaterial misstatement. The Company had previously classified Homeshare options as intangible assets and recorded Homeshare assets at cost basis. The Homeshare options should have been classified as derivatives and recorded at fair value under ASC 815, Derivatives and Hedging (“ASC 815”). In accordance with SEC Staff Accounting Bulletin (“SAB”) No.99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company assessed the materiality of these errors to its previously issued consolidated financial statements. Based upon the Company’s evaluation of both quantitative and qualitative factors, the Company concluded that these errors were immaterial to the reporting period affected. However, in order to provide consistency in the Consolidated Statement of Cash Flows and as permitted by SAB No. 108, revisions for these immaterial amounts to previously reported annual amounts are reflected in the financial information within this and will be reflected in future filings containing such financial information as permitted by SAB 108. For additional information see Note 3, “Restatement of Previously Issued Consolidated Financial Statements,” to the Consolidated Financial Statements.

There have been material events that occurred during the reporting period, which are disclosed in Note 9, “Subsequent Events,” to the Consolidated Financial Statements. These events may have a significant impact on the Company’s operations and financial condition. For detailed information regarding these events, please refer to Note 9, “Subsequent Events,” to the Consolidated Financial Statements.

30

ITEM 7. FINANCIAL STATEMENTS

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

31

CITYFUNDS I, LLC AND SUBSIDIARIES

DECEMBER 31, 2023 AND 2022

32

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

INDEPENDENT AUDITOR’S REPORT

To the Members and Management of

Cityfunds I, LLC and Subsidiaries

Report on the Audit of the Consolidated Financial Statements and Supplemental Schedules Opinion

We have audited the accompanying consolidated balance sheets of Cityfunds I, LLC, and its Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements. The supplemental schedules are presented for purposes of additional analysis and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Cityfunds I, LLC, and its Subsidiaries, as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cityfunds I, LLC, and its Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company and all of its series will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s and its series’ ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

F-1

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cityfunds I, LLC, and its Subsidiaries’ ability to continue as a going concern for one year after the date that the consolidated financial statements are issued or when applicable, one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cityfunds I, LLC, and its Subsidiaries’ internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cityfunds I, LLC, and its Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

Supplemental Schedules

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplementary information is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audits.

Cypress, Texas

October 22, 2024

F-2

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$522,928	$80,245
Accounts receivable	-	1,800
Due from related parties	66,653	-
Prepaid expense and other current assets	2,669	3,766

Total current assets	592,250	85,811

Non-current assets
Home equity investments	4,345,579	1,161,133
Single family rental investment properties, net	1,996,826	2,059,144

Total non-current assets	6,342,405	3,220,277

Total assets	$6,934,655	$3,306,088

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$25,744	$-
Due to related parties	616,261	550,575
Other payable	10,600	21,861
Notes payable	629,805	1,512,593

Total current liabilities	1,282,410	2,085,029

Notes payable, long-term	889,600	-

Total non-current liabilities	889,600	-

Total liabilities	2,172,010	2,085,029

Members’ equity
Members’ equity	$4,762,645	$1,221,059

Total members’ equity	4,762,645	1,221,059

Total liabilities and members’ equity	$6,934,655	$3,306,088

See accompanying notes to consolidated financial statements

F-3

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2023	2022
Revenues, net	$186,662	$140,137
Cost of revenues	229,655	142,184
Gross loss	(42,993)	(2,047)

Operating cost and expenses
General and administrative	380,269	226,678

Total operating expenses	380,269	226,678

Net loss from operations	(423,262)	(228,725)

Other income (expense)

Interest expense	(165,027)	(14,876)
Unrealized gain on assets	716,724	155,236
Gain on sales of asset		25,903
Total other income (expense)	551,697	166,263

Net income (loss)	128,435	(62,462)

Weighted average member units outstanding – basic and diluted	282,401	134,526

Net income (loss) per member unit – basic and diluted	$0.45	$(0.46)

See accompanying notes to consolidated financial statements

F-4

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

AS OF DECEMBER 31, 2023

	Cityfunds I, LLC
	Member Units	Amount
Balance at December 31, 2021	-	$(16,248)
Issuance of membership units in Reg D offering, net of offering costs	19,000	179,615
Issuance of membership units in Reg CF offering, net of offering costs	104,889	985,370
Issuance of membership units in Reg A offering, net of offering costs	10,637	74,100
Member contributions		60,684
Net income	-	(62,462)
Balance at December 31, 2022	134,526	$1,221,059
Issuance of membership units in Reg D offering, net of offering costs
Issuance of membership units in Reg CF offering, net of offering costs	31,511	337,250
Issuance of membership units in Reg A offering, net of offering costs	284,062	2,953,082
Issuance of membership units in Reg A offering, reward shares	11,955	122,819
Net income	-	128,435
Balance at December 31, 2023	462,054	$4,762,645

See accompanying notes to consolidated financial statements

F-5

CITYFUNDS I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$128,435	$(62,462)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Gain on change in fair value of home equity investments	(716,724)	(155,236)
Gain on sale of property	-	(27,631)
Depreciation expense	76,746	25,201
(Increase) decrease in assets:
Accounts receivable	1,800	(1,800)
Prepaid expenses and other assets	1,097	(3,766)
Deferred offering costs	-	21,975
Increase (decrease) in liabilities:
Accounts payable	25,744	(13,011)
Other payables	(11,261)	21,861
Due to related parties	25,686	525,363
Net cash (used in) provided by operating activities	$(468,477)	$330,494

Cash flows from investing activities:
Purchase of single family rental properties	(14,428)	(1,005,897)
Home equity investment properties	(2,427,722)	(1,390,030)
Proceeds from sale of single family rental investment properties	-	180,000
Net cash used in investing activities	(2,442,150)	(2,215,927)

Cash flows from financing activities:
Borrowings from notes payable	1,519,405	726,593
Principal payment on debt	(1,512,593)	-
Proceeds from Reg CF offering, net of offering costs	337,250	985,370
Proceeds from Reg D offering, net of offering costs	-	179,615
Proceeds from Reg A offering, net of offering costs	3,009,248	74,100
Net cash provided by financing activities	3,353,310	1,965,678

Net increase in cash and cash equivalents	$442,683	$80,245
Cash and cash equivalents, beginning of period	80,245	-
Cash and cash equivalents, end of period	522,928	80,245
Supplemental cash flow information:
Cash paid for interest expense	165,027	14,876

Purchase of single family rental properties through notes payable	$-	$786,000
Purchase of single family rental investment properties through equity contributions	-	60,684
Reg A offering through due from related parties	$66,653	$-

See accompanying notes to consolidated financial statements

F-6

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

1.	FORMATION AND ORGANIZATION AND GOING CONCERN

Cityfunds I, LLC (the “Company”) is a series limited liability company organized April 26, 2021 under the laws of Delaware that has been formed to permit public investment in a portfolio of residential real estate properties in a specific market, each portfolio of which will be held by a separate series of limited liability company interests, or “Series”, that we have and intend to establish. As a Delaware series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law. The Series consist of #Austin, #Dallas, #Miami, #Tampa, #Houston, #Nashville, #Phoenix, #Las Vegas, #Denver, and #Los Angeles (collectively, the “Series”).

Cityfunds is a product designed to be index like by making investments across a city’s specific residential real estate market promoting diversification. Cityfunds makes investments in residential real estate either directly or through our home equity investment product which we have termed (“Homeshares”).

The Company is managed by Cityfunds Manager, LLC, a Delaware limited liability company (the “Manager” or “Managing Member”).

Cityfunds currently does not operate in such a manner to qualify as a real estate investment trust (“REIT”). We believe our strategy and operations are aligned to achieve a status as a REIT in the future. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the first taxable year in which we meet all applicable requirements to qualify as a REIT.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has commenced planned principal operations and has generated revenues since inception. The Company’s ability and each listed Series’ ability to continue as a going concern for the next twelve months is dependent upon the Company’s ability to raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Company and each listed Series will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company and each listed Series to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company was incorporated on April 26, 2021, and has not generated significant revenues to date. During the years ended December 31, 2023 and 2022, the Company had a net income (loss) of $128,435 and $(62,462), respectively. There was no positive cash flow from operating activities during for the year ended December 31, 2023. As of December 31, 2023 and 2022, the Company’s cash balance was $522,928 and $80,245, respectively. As of December 31, 2023 and 2022, the Company had a working capital deficit of $690,160 and $1,999,218, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments as a result of this uncertainty.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s, and each of its series, ability to continue as a going concern. Management is required to perform this evaluation on an annual basis.

F-7

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

1.	FORMATION AND ORGANIZATION AND GOING CONCERN (CONTINUED)

Management Plans

Throughout the next twelve months, the Company intends to fund its operations primarily from owner and third-party funding.

The Company requires capital for its contemplated activities. The Company’s ability to raise additional capital is not guaranteed. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting, Use of Estimates, and Basis for Consolidation

The accounting and reporting policies of the Company and each of its series conform to accounting principles generally accepted in the United States of America (“GAAP”). The accounting and reporting policies equally apply to each Series of Cityfunds I, LLC, and there are no differences in the policies amongst the Series. The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates. The accompanying consolidated financial statements include the accounts of Cityfunds I, LLC, and all of its series. All intercompany transactions have been eliminated in consolidation.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”), specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

F-8

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Revenue Recognition

Revenues are generated at the series level. Rental revenue, net of concessions, will be recognized on a straight-line basis over the term of the lease. The leases are classified as operating leases under ASC 842, Leases (“ASC 842”). Gain on the repayment of Homeshares and the sale of single family-rental properties will be recorded as revenue.

Revenue for the years ended December 31, 2023 and 2022 was $186,662 and $140,137, respectively.

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Accounts Receivable

Accounts receivables are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company had accounts receivable of $0 and $1,800 on December 31, 2023 and 2022, respectively. There was no allowance for doubtful accounts recorded at December 31, 2023 and 2022.

Organizational Costs

In accordance with ASC 720, Organizational Costs (“ASC 720”), including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1, Accounting for Offering Costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed.

In addition, the Company’s Operating Agreement states that any operating or offering expenses incurred by the Manager will be reimbursed by the Company. As of December 31, 2023 and 2022, the Company has $17,802 and $106,170, respectively, in offering costs. In 2023 and 2022, the offerings related to these costs had closed and the proceeds from the offerings were recorded net of the offering costs in the consolidated statements of changes in members’ equity.

F-9

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate and Impairment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed by using the straight-line basis over the estimated useful lives of the assets. When equipment is retired, its cost and the related accumulated depreciation are eliminated from the respective accounts, and gains or losses arising from the disposition are recognized in income. Maintenance, repairs, and minor renewals are charged to expense when incurred; betterments and major renewals and improvements, which materially prolong the lives of the assets, are capitalized.

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the series’ properties may not be recoverable. To the extent an event or change in circumstance is identified, a property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value.

The process whereby we assess our properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. As of December 31, 2023 and 2022, no impairment was considered necessary.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the consolidated financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with ASC 740, Income Taxes (“ASC 740”) for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company intends to elect for each Series to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the taxable year ending December 31, 2023.

F-10

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

Earnings/(Loss) per Membership Interest:

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirements of ASC 260, Earnings per Share (“ASC 260”). For each Series, earnings (loss) per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

Adopted Accounting Pronouncements

On January 1, 2022, the Company adopted ASC 842. ASC 842 applies to all entities that enter into leases. The new standard applies to all entities that enter into leases. Lessees are required to report assets and liabilities that arise from leases. Lessor accounting has largely remained unchanged; however, certain refinements were made to conform with revenue recognition guidance in Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. ASU 2016-02 contains certain practical expedients, which the Company has elected. The Company’s exposure to ASC 842 is as a lessor. The Company has elected the practical expedient that allows lessors to avoid separating lease and non-lease components within a contract if certain criteria are met. The lessor’s practical expedient election is limited to circumstances in which (i) the timing and pattern of revenue recognition are the same for the non-lease component and the related lease component and (ii) the combined single lease component would be classified as an operating lease. This practical expedient allows the Company the ability to combine the lease and non-lease components if the underlying asset meets the two criteria above.

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, such as accounts receivable. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

New Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any other pronouncements to have an impact on its results of operations or financial position.

3.	RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2023, the Company determined that the audited consolidated financial statements for the year ended December 31, 2022, contained an immaterial misstatement. The Company had previously classified Homeshare options as intangible assets and recorded Homeshare assets at cost basis. The Homeshare options should have been classified as derivatives and recorded at fair value under ASC 815, Derivatives and Hedging (“ASC 815”).

F-11

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

3.	RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Because correcting the error in the current period would materially misstate those financial statements, the prior period(s) financial statements should be corrected, even though such revision previously was and continues to be immaterial to the prior period(s) financial statements. However, correcting prior period(s) financial statements for immaterial errors would not require previous filings to be amended (e.g., no Form 1-K/A required).

In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99” and “SAB 108”), the Company evaluated these errors and determined that they were immaterial to the reporting period affected and, therefore, amendment of previously filed reports was not required. However, in order to provide consistency in the Consolidated Statement of Cash Flows and as permitted by SAB 108, revisions for these immaterial amounts to previously reported annual amounts are reflected in the financial information herein and will be reflected in future filings containing such financial information as permitted by SAB 108.

The following table presents the effects of the immaterial prior period adjustment on the consolidated balance sheet as of December 31, 2022:

	As of December 31, 2022
	As Reported	Correction of Error	As Adjusted
Home equity investments	$1,005,897	$155,236	$1,161,133
Due to related parties	215,575	335,000	550,575
Other payable	23,367	(1,506)	21,861
Notes payable, related parties	$335,000	$(335,000)	$-

The following table presents the effects of the immaterial prior period adjustment on the consolidated statement of operations for the year ended December 31, 2022:

	For the Year Ended December 31, 2022
	As Reported	Correction of Error	As Adjusted
Revenues, net	$48,409	$91,728	$140,137
Cost of revenues	52,184	90,000	142,184
Interest expense	(16,382)	1,506	(14,876)
Gain on sale of property	27,631	(1,728)	25,903
Unrealized gain on assets		155,236	155,236
Net loss	(219,204)	156,742	(62,462)
Net loss per member unite - basic and diluted	$(1.63)	$1.17	$(0.46)

4.	HOME EQUITY INVESTMENTS (“HOMESHARES”)

Certain of our investments in real estate will take the form of shared equity interests also known as home equity investments in single-family residential properties, which we refer to as “Homeshares.”

The Homeshare investment involves the sale of an option by a homeowner to a series, allowing the series to purchase a future percentage interest in the homeowner’s primary residence. The consideration for this option, termed the “option purchase premium”, is determined by the estimated value of the unencumbered portion of the homeowner’s property at the end of the option’s term. These investments are secured via a lien on the property, usually as a second lien. Investments in Homeshares expose the Company to the appreciation and depreciation of the associated property. Income generation for the Company occurs upon the sale of the home, a refinance, or another form of repayment by the homeowner.

F-12

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

4.	HOME EQUITY INVESTMENTS (“HOMESHARES”) (CONTINUED)

The sale of the option means the series is investing in an intangible right, not the actual property. The immediate recognition of this as an asset on the balance sheet is of cost basis. The option purchase premium provides a basis for valuation of this asset.

The lien serves as collateral, indicating that if a homeowner defaults, the Company has a claim to the property. However, as a second lien, the primary lender has a superior claim. The exposure to property value fluctuations means the asset’s value isn’t stable. A future re-evaluation might be needed, particularly if there’s significant property value depreciation. Income generation is irregular. The asset doesn’t produce consistent returns. Instead, gains or losses are recognized when the homeowner repays the Homeshares.

The transaction of a Homeshare is recognized as the purchase of a derivative asset. The asset is recorded at fair value on the balance sheet, using the option purchase premium to establish its value. This premium serves as the basis for valuation, yet the asset’s valuation is monitored and updated, if necessary, for impairment on a quarterly basis. The lien signifies that in the event of default by the homeowner, the Company has a secured interest in the property, subordinate to the primary lender.

Due to the variability in property values, a re-assessment of the asset’s valuation may be necessary, particularly if there’s a notable decrease in the property’s market value. Realized revenue from this asset is realized in a non-periodic fashion; realized gains or losses are recognized contingent upon the occurrence of specific events such as the sale or refinancing of the home. Unrealized revenue is recognized periodically with changes in fair value.

The Company accounts for its Homeshares under ASC 815. Homeshare is recognized and measured on the balance sheet at fair value. As of December 31, 2023 and 2022, the Company has invested $4,345,579 and $1,161,133, respectively, in home equity investments, which included unrealized gains on assets $716,724 and $155,236, respectively, in the consolidated statements of operations.

	December 31,	December 31,
	2023	2022
#Austin	$1,226,547	$591,723
#Dallas	1,505,973	348,366
#Miami	954,509	221,044
# Tampa	618,550	-
# Houston	40,000	-
Home equity investment -at fair value	$4,345,579	$1,161,133

5.	SINGLE FAMILY RENTAL PROPERTIES

Certain of our investments in real estate will take the form of investments in single family rental properties.

A single-family residential property is acquired by the Company with the intent to generate income through rental payments from tenants and appreciation. The useful life of the single family rental properties is 27.5 years. The properties were partially financed with notes payable to a financial institution (also see Note 6). As of December 31, 2023 and 2022, depreciation expenses were $76,746 and $25,201, respectively.

F-13

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

5.	SINGLE FAMILY RENTAL PROPERTIES (CONTINUED)

The Company’s investment in single family rental investments as of December 31, 2023 and December 31, 2022 are as follows:

As of December 31, 2023:

	Rental Investments	Investment	Accumulated Depreciation	Single Family Rental Properties, Net
#Austin	2	$679,013	$(35,992)	$643,021
#Dallas	2	641,549	(31,058)	610,491
#Miami	1	411,843	(20,708)	391,135
#Tampa	1	366,336	(14,157)	352,179
Total	6	$2,098,741	$(101,915)	$1,996,826

As of December 31, 2022:

	Rental Investments	Investment	Accumulated Depreciation	Single Family Rental Properties, Net
#Austin	2	$677,345	(11,265)	$666,080
#Dallas	2	634,000	(7,722)	626,278
#Miami	1	412,500	(5,648)	406,852
#Tampa	1	360,500	(566)	359,934
Total	6	$2,084,345	$(25,201)	$2,059,144

6.	DEBT

Note Payable

During the year ended December 31, 2023, the Company entered into seven note payables with a financial institution, bearing an interest rate between 9.0% to 11.0%, with maturity dates ranging from September 2024 to January 2029. The note payables have been recorded as current liabilities and non-current liabilities in the consolidated balance sheets. During the years ended December 31, 2023 and 2022, interest expenses were $165,027 and $16,382, respectively.

As of December 31, 2023, the notes payable consisted of the following:

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Austin	$254,605	11.0%	11/1/2023	10/1/2028
Austin	207,175	10.5%	9/8/2023	9/7/2024
	$461,780

Dallas	$359,197	10.0%	4/1/2023	4/1/2026
Dallas	126,815	10.5%	9/8/2023	9/7/2024
Dallas	50,000	9.0%	11/1/2023	11/1/2026
	$536,012

F-14

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

6.	DEBT (CONTINUED)

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Miami	$295,815	10.5%	9/8/2023	9/7/2024
Tampa	$225,798	11.0%	12/30/2023	1/31/2029

	$1,519,405

As of December 31, 2022, the notes payable consisted of the following:

#Series	Balance	Interest Rate	Date Issue	Maturity Date
Austin	$246,000	8.50%	9/15/2022	9/15/2023
Austin	275,206	9.75%	10/14/2022	10/14/2023
	$521,206

Dallas	$175,476	8.50%	9/15/2022	9/15/2023
Dallas	254,000	9.75%	11/15/2022	11/15/2023
	$429,476

Miami	$336,309	8.50%	9/15/2022	9/15/2023
Tampa	$225,602	9.75%	12/15/2022	12/15/2023

	$1,512,593

As of December 31, 2023, future maturities of notes payables are as follows:

2024	$629,805
2026	409,197
2028	254,605
2029	225,798
$1,519,405

7.	MEMBERS’ EQUITY/ (DEFICIT)

Pursuant to the terms of the Company’s limited liability operating agreement (the “Operating Agreement”), the Manager will provide certain management and advisory services to the Company and to each of its Series and their subsidiaries, as well as management team and appropriate support personnel. The Manager is a joint venture between Compound Asset Management, LLC, and Nada Asset Management LLC, a subsidiary of Nada Holdings Inc. (“Nada”) and controlled by Nada.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager and its officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights in respect of the series in which they are invested.

F-15

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

7.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Pursuant to the Operating Agreement, the Manager will receive fees and expense reimbursements for services relating to this Offering and the investment and management of our properties.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the Operating Agreement. The Company expects the Manager to make distributions on a semi-annual basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Securities Offerings

Series #Austin

As of December 31, 2022, the Company closed on the sale of 13,000 Series #Austin Interests under Regulation D, Rule 506(c) under Section 4(a)(2) of the Securities Act, receiving $125,429 of net of offering costs proceeds, and 46,168 Series #Austin interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $436,067.

As of December 31, 2023, the Company closed on the sale of 2,755 Series #Austin interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $29,450.

As of December, 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Austin Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Austin sold 88,913 Series #Austin Interests net of offering costs amount of $916,163. As of December 31, 2022, Series #Austin sold 4,260 Series #Austin Interests net of offering costs amount of $33,945.

Series #Dallas

As of December 31, 2022, the Company closed on the sale of 2,000 Series #Dallas Interests under Regulation D, Rule 506(c) under Section 4(a)(2) of the Securities Act, receiving $16,792 of proceeds net of offering costs, and 32,403 Series #Dallas interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, receiving proceeds net of offering costs of approximately $303,870.

As of December 31, 2023, the Company closed on the sale of 13,721 Series #Dallas interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $149,450.

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Dallas Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Dallas sold 70,989 Series #Dallas Interests net of offering costs amount of $746,079. As of December 31, 2022, Series #Dallas sold 2,037 Series #Dallas Interests net of offering costs amount of $13,901.

F-16

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

7.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Series #Miami

As of December 31, 2022, the Company closed on the sale of 4,000 Series #Miami Interests under Regulation D, Rule 506(c) under Section 4(a)(2) of the Securities Act, receiving $37,394 of net of offering costs proceeds, and 26,318 Series #Miami interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, receiving net of offering costs proceeds of approximately $245,433.

As of December 31, 2023, the Company closed on the sale of 9,145 Series #Miami interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $99,450.

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Miami Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Miami sold 50,873 Series #Miami Interests net of offering costs amount of $547,667. As of December 31, 2022, Series #Miami sold 1,796 Series #Miami Interests for net of offering costs amount of $11,221.

Series #Tampa

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Tampa Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Tampa sold 68,132 Series #Tampa Interests for a gross amount of $694,887. As of December 31, 2022, Series #Tampa sold 2,571 Series #Tampa Interests net of offering costs amount of $15,033.

As of December 31, 2023, the Company closed on the sale of 2,945 Series #Tampa interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $29,450.

Series #Denver

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Denver Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Denver sold 16,321 Series #Denver Interests net of offering costs amount of $163,215. As of December 31, 2022, Series #Denver did not sell any interest.

As of December 31, 2023, the Company closed on the sale of 2,945 Series #Denver interests under the exemption from registration provided by Regulation CF under Section 4(a)(6) of the Securities Act, net of offering costs proceeds of approximately $29,450.

Series #Los Angeles

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Los Angeles Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December, 31, 2023, Series #Los Angeles sold 539 Series #Los Angeles Interests for a gross amount of $5,390. As of December 31, 2022, Series #Los Angeles did not sell any interest.

F-17

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

7.	MEMBERS’ EQUITY/ (DEFICIT) (CONTINUED)

Series #Phoenix

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Phoenix Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Phoenix sold 220 Series #Phoenix Interests for a gross amount of $2,200. As of December 31, 2022, Series #Phoenix did not sell any interest.

Series # Nashville

As of December 31, 2023, we have offered, are offering, and may continue to offer up to $7 million in Series #Nashville Interests in any rolling twelve-month period under Regulation A. The Offering is being conducted pursuant to Tier II of Regulation A. As of December 31, 2023, Series #Nashville sold 30 Series Nashville Interests for a gross amount of $300. As of December 31, 2022, Series #Nashville did not sell any interest.

Additional Series

As of December 31, 2023, the following named series of the Company have been open for investment, but as of December 31, 2023, none of these such series have raised any investments funds or conducted a closing. The Company is offering the following maximum number of interests of each series listed below on a “best efforts,” no offering minimum basis:

●	up to 700,000 of Series #Houston membership interests at a price of $10.00 per membership interest; and
●	up to 700,000 of Series #Las Vegas membership interests at a price of $10.00 per membership interest

8.	RELATED PARTY TRANSACTIONS

The Company entered into an agreement with its Manager on April 26, 2021 (inception), where each Series shall pay to the Manager a quarterly asset management fee equal to 0.375% (1.50% annually) of its value (as defined in the Company’s Operating Agreement), payable quarterly in arrears. Each Series will also pay the Manager an acquisition fee equal to 1.00% of the purchase price for any single-family home that the Series may acquire.

In addition, the Company’s Operating Agreement states that any operating or offering expenses incurred by the Manager and its affiliates will be reimbursed by the Company. During December 31, 2023 and 2022, the Manager and its affiliates have incurred $307,939 and $145,219, respectively in offering expenses and general and administrative expenses of which $185,936 and $101,745 was payable as of December 31, 2023 and 2022, respectively.

In 2023, the Company acquired Homeshare equity investments from Nada Investments, LLC, a related party, for a total consideration of $1,891,639. This amount includes the applicable purchase premiums associated with the transaction. As of December 31, 2023, the payable balance to Nada Investments, LLC was $301,478. These transactions were conducted in the normal course of business. The outstanding balance due for settlement under mutually agreed payment terms.

In December 2023, the Company received $128,847 advance from a related party, JM Yield Management, LLC as Managing Member of Cityfunds Yield Manager, LLC. The payable balance due for settlement under mutually agreed payment terms.

During 2022, Nada Investments LLC executed five agreements for the advancement of funds to Cityfunds I, LLC for a total amount of $535,000. The fund advances were determined would provide long-term benefits, tangible and intangible, to both parties. In 2022, Cityfunds I, LLC paid off one of the advances of $200,000. In 2023, Cityfunds I, LLC paid the remaining advances of $335,000. As of December 31, 2023, the balances were repaid in full.

F-18

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

8.	RELATED PARTY TRANSACTIONS (CONTINUED)

During the year ended December 31, 2023, the Company issued 11,955 reward shares of membership units in a Reg A offering to Nada Holdings, Inc., a related party. The total value of the issued reward shares was $122,819. As of December 31, 2023, the outstanding receivable balance from Nada Holdings, Inc. related to this transaction was $66,653.

9.	SUBSEQUENT EVENTS

Management has evaluated all subsequent events through October 22, 2024. There are no additional material events requiring disclosure or adjustment to the consolidated financial statements other than the items below.

Cityfunds Yield, LLC

The Manager of Cityfunds I, LLC entered into an agreement with JM Yield Management, LLC as Managing Member of Cityfunds Yield Manager, LLC (“Cityfunds Yield”) on December 6, 2023 to manage Cityfunds Yield, LLC. The purpose of Cityfunds Yield, LLC is to issue notes to the Series of Cityfunds I, LLC, and other entities to leverage real estate and specifically Home Equity Investments for the Series of Cityfunds I, LLC.

The table below summarizes the notes issued through October 22, 2024:

Note	#Series	Effective Date	Maturity Date	Interest Rate	Note Amount	Balance at October 22, 2024
CF Dallas Note #1	Dallas	11/1/2023	11/1/2026	9.00%	$50,000	$50,000
CF Dallas Note #2	Dallas	1/1/2024	1/1/2027	9.50%	53,872	53,872
CF Dallas Note #3	Dallas	1/1/2024	1/1/2027	9.50%	74,975	74,975
CF Dallas Note #4	Dallas	1/1/2024	1/1/2027	9.50%	200,000	200,000
					$378,847	$378,847

CF Tampa Note #1	Tampa	4/1/2024	4/1/2027	9.50%	$14,000	$14,000

Groundfloor SPE, LLC

The Manager of Cityfunds I, LLC entered into an agreement with Groundfloor Homeshares, LLC as Managing Member of Cityfunds Groundfloor SPE, LLC (“Groundfloor SPE”) on May 2, 2024. The purpose of this SPE is to issue notes to the Series of Cityfunds I, LLC to leverage Home Equity Investments.

The table below summarizes the notes issued through October 22, 2024:

Note	#Series	Effective Date	Maturity Date	Interest Rate	Note Amount	Balance at October 22, 2024
CF Austin Note #1	Austin	5/3/2024	5/2/2026	12.00%	$53,500	$53,500
CF Austin Note #2	Austin	7/26/2024	7/22/2026	12.00%	60,000	60,000
					$113,500	$113,500

CF Dallas Note #1	Dallas	5/3/2024	5/2/2026	12.00%	$36,859	$-
CF Dallas Note #2	Dallas	5/13/2024	5/2/2026	12.00%	75,000	-
CF Dallas Note #3	Dallas	5/15/2024	5/2/2026	12.00%	52,761	-
CF Dallas Note #4	Dallas	5/17/2024	5/2/2026	12.00%	100,000	9,622
CF Dallas Note #5	Dallas	5/22/2024	5/2/2026	12.00%	100,000	100,000

F-19

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

9.	SUBSEQUENT EVENTS (CONTINUED)

Note	#Series	Effective Date	Maturity Date	Interest Rate	Note Amount	Balance at October 22, 2024
CF Dallas Note #6	Dallas	6/24/2024	5/2/2026	12.00%	61,000	61,000
CF Dallas Note #7	Dallas	6/28/2024	5/2/2026	12.00%	71,370	71,370
CF Dallas Note #8	Dallas	8/19/2024	8/16/2026	12.00%	156,000	156,000
CF Dallas Note #9	Dallas	10/1/2024	5/2/2026	12.00%	45,000	45,000
					$697,990	$442,992

CF Houston Note #1	Houston	5/2/2024	5/2/2026	12.00%	$75,000	$-
CF Houston Note #2	Houston	6/7/2024	5/2/2026	12.00%	65,000	65,000
CF Houston Note #3	Houston	7/24/2024	7/22/2026	12.00%	85,000	78,005
CF Houston Note #4	Houston	10/3/2024	8/16/2026	12.00%	158,000	158,000
					$383,000	$301,005

CF Tampa Note #1	Tampa	5/21/2024	5/2/2026	12.00%	$81,000	$81,000
CF Tampa Note #2	Tampa	6/17/2024	5/2/2026	12.00%	104,000	104,000
CF Tampa Note #3	Tampa	7/1/2024	5/2/2026	12.00%	130,000	130,000
CF Tampa Note #4	Tampa	7/11/2024	5/2/2026	12.00%	22,500	22,500
CF Tampa Note #5	Tampa	7/22/2024	6/17/2026	12.00%	259,696	259,696
CF Tampa Note #6	Tampa	7/29/2024	7/22/2026	12.00%	55,000	55,000
CF Tampa Note #7	Tampa	7/31/2024	7/22/2026	12.00%	75,000	75,000
CF Tampa Note #8	Tampa	8/6/2024	7/22/2026	12.00%	46,000	46,000
CF Tampa Note #9	Tampa	8/28/2024	8/16/2024	12.00%	81,837	81,837
CF Tampa Note #10	Tampa	10/1/2024	5/2/2026	12.00%	105,000	105,000
					$960,033	$960,033

CF Miami Note #1	Miami	7/22/2024	6/17/2026	12.00%	$85,000	$85,000
CF Miami Note #2	Miami	7/26/2024	7/22/2026	12.00%	120,000	120,000
CF Miami Note #3	Miami	8/23/2024	8/16/2026	12.00%	120,750	120,750
CF Miami Note #4	Miami	10/7/2024	5/2/2026	12.00%	43,150	43,150
					$368,900	$368,900

CF Phoenix Note #1	Phoenix	8/9/2024	7/22/2026	12.00%	$54,000	$-

CF Los Angeles Note #1	Los Angeles	8/19/2024	8/16/2026	12.00%	$69,600	$-

Cityfunds Financing SPV, LLC

On September 26, 2024, Cityfunds Financing SPV, LLC, a wholly owned subsidiary of the Manager, entered into a Loan and Security Agreement with KPI HEI Lendco, LLC, providing a revolving credit facility of up to $25 million to acquire Home Equity Investments. The facility includes an initial advance of $5 million, with additional advances contingent on certain conditions. The credit facility is secured by the Borrower’s beneficial interest in home equity contracts. The loan bears interest at SOFR plus 8.50% per annum with a SOFR floor of 5%, and the facility has a 65% LTV and a 2-year maturity.

F-20

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

9.	SUBSEQUENT EVENTS (CONTINUED)

Home Equity Investments

Series #Austin

Between January 1, 2024, and October 22, 2024, Series #Austin of Cityfunds I, LLC acquired five Home Equity Investments at an aggregate purchase price of $356,500. Additionally, Series #Austin paid $17,825 in Sourcing Fees to an affiliate of the Manager.

Between January 1, 2024, and October 22, Series #Austin of Cityfunds I, LLC received aggregate payoff proceeds of $74,247 from two Home Equity Investments. These transactions resulted in an aggregate profit of $5,997, representing a gain margin of 9.23%. The gain calculation takes account the Sourcing Fees as part of the total cost basis.

Series #Dallas

Between January 1, 2024, and October 22, 2024, Series #Dallas of Cityfunds I, LLC acquired eighteen Home Equity Investments at an aggregate purchase price of $1,254,540. Additionally, Series #Dallas paid

$65,308 in Sourcing Fees to an affiliate of the Manager.

Between January 1, 2024, and October 22, 2024, Series #Dallas of Cityfunds I, LLC received aggregate payoff proceeds of $267,704 from four Home Equity Investments. These transactions resulted in an aggregate profit of $27,936, representing a gain margin of 12.23%. The gain calculation takes account the Sourcing Fees as part of the total cost basis.

Series #Miami

Between January 1, 2024, and October 22, 2024, Series #Miami of Cityfunds I, LLC acquired eight Home Equity Investments at an aggregate purchase price of $839,599. Additionally, Series #Miami paid $41,980 in Sourcing Fees to an affiliate of the Manager.

Between January 1, 2024, and October 22, 2024, Series #Miami of Cityfunds I, LLC received aggregate payoff proceeds of $124,573 from three Home Equity Investments. These transactions resulted in an aggregate profit of $14,323, representing a gain margin of 13.64%. The gain calculation takes account the Sourcing Fees as part of the total cost basis.

Series #Tampa

Between January 1, 2024, and October 22, 2024, Series #Tampa of Cityfunds I, LLC acquired nineteen Home Equity Investments at an aggregate purchase price of $1,516,949. Additionally, Series #Tampa paid

$80,447 in Sourcing Fees to an affiliate of the Manager.

Between January 1, 2024, and October 22, 2024, Series #Tampa of Cityfunds I, LLC received aggregate payoff proceeds of $101,480 from two Home Equity Investments. The transaction resulted in an aggregate profit of $11,180, representing a gain margin of 13.00%. The gain calculation takes account the Sourcing Fees as part of the total cost basis.

Series #Denver

Between January 1, 2024, and October 22, 2024, Series #Denver of Cityfunds I, LLC acquired two Home Equity Investments at an aggregate purchase price of $167,000. Additionally, Series #Denver paid $8,350 in Sourcing Fees to an affiliate of the Manager.

F-21

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

9.	SUBSEQUENT EVENTS (CONTINUED)

Series #Houston

Between January 1, 2024, and October 22, 2024, Series #Houston of Cityfunds I, LLC acquired five Home Equity Investments at an aggregate purchase price of $524,860. Additionally, Series #Houston paid $31,810 in Sourcing Fees to an affiliate of the Manager.

Series #Phoenix

Between January 1, 2024, and October 22, 2024, Series #Phoenix of Cityfunds I, LLC acquired three Home Equity Investments at an aggregate purchase price of $171,000. Additionally, Series #Phoenix paid $8,550 in Sourcing Fees to an affiliate of the Manager.

Series #Los Angeles

Between January 1, 2024, and October 22, 2024, Series #Los Angeles of Cityfunds I, LLC acquired one Home Equity Investments at an aggregate purchase price of $82,000. Additionally, Series #Los Angeles paid $4,100 in Sourcing Fees to an affiliate of the Manager.

Securities Offerings

Series #Austin

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Austin issued approximately 15,009 Series #Austin Interests, generating gross proceeds of approximately $165,561 from settled and pending settlement subscriptions.

Series #Dallas

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Dallas issued approximately 29,422 Series #Dallas Interests, generating gross proceeds of approximately $337,772 from settled and pending settlement subscriptions.

Series #Miami

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Miami issued approximately 22,142 Series #Miami Interests, generating gross proceeds of approximately $251,122 from settled and pending settlement subscriptions.

Series #Tampa

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Tampa issued approximately 38,533 Series #Tampa Interests, generating gross proceeds of approximately $446,788 from settled and pending settlement subscriptions.

Series #Denver

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Denver issued approximately 15,017 Series #Denver Interests, generating gross proceeds of approximately $150,500 from settled and pending settlement subscriptions.

Series #Houston

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Houston issued approximately 34,364 Series #Houston Interests, generating gross proceeds of approximately $343,785 from settled and pending settlement subscriptions.

F-22

CITYFUNDS I, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

9.	SUBSEQUENT EVENTS (CONTINUED)

Series #Phoenix

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Phoenix issued approximately 12,279 Series #Phoenix Interests, generating gross proceeds of approximately $127,289 from settled and pending settlement subscriptions.

Series #Los Angeles

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Los Angeles issued approximately 14,786 Series #Los Angeles Interests, generating gross proceeds of approximately $147,863 from settled and pending settlement subscriptions.

Series #Nashville

The Offering is being conducted under Tier II of Regulation A. During the period from January 1, 2024, through September 30, 2024, Series #Nashville issued approximately 52 Series #Nashville Interests, generating gross proceeds of approximately $520 from settled and pending settlement subscriptions.

F-23

SUPPLEMENTAL SCHEDULES

F-24

CITYFUNDS I, LLC

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2023

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$130,925	$122,253	$75,445	$52,239	$140,066	$-	$-	$-	$1,000	$1,000	$522,928
Due from related parties	3,023	18,517	2,511	3,392	31,320	-	2,200	5,390	300	-	66,653
Prepaid expense and other current assets	2,469	200	-	-	-	-	-	-	-	-	2,669

Total current assets	136,417	140,970	77,956	55,631	171,386	-	2,200	5,390	1,300	1,000	592,250

Noncurrent assets
Home equity investments	1,226,547	1,505,973	954,509	618,550	-	40,000	-	-	-	-	4,345,579
Single family rental investment properties, net	643,021	610,491	391,135	352,179	-	-	-	-	-	-	1,996,826

Total noncurrent assets	1,869,568	2,116,464	1,345,644	970,729	-	40,000	-	-	-	-	6,342,405

Total assets	$2,005,985	$2,257,434	$1,423,600	$1,026,360	$171,386	$40,000	$2,200	$5,390	$1,300	$1,000	$6,934,655

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$6,012	$13,582	$6,150	$-	$-	$-	$-	$-	$-	$-	$25,744
Due to related parties	20,150	361,201	85,805	24,540	(1,799)	56,752	16,853	16,953	17,853	17,953	616,261
Other payable	3,650	4,650	-	2,300	-	-	-	-	-	-	10,600
Notes payable	207,175	126,815	295,815	-	-	-	-	-	-	-	629,805

Total current liabilities	236,987	506,248	387,770	26,840	(1,799)	56,752	16,853	16,953	17,853	17,953	1,282,410

Notes payable, long-term	254,605	409,197	-	225,798	-	-	-	-	-	-	889,600

Total non-current liabilities	254,605	409,197	-	225,798	-	-	-	-	-	-	889,600

Total liabilities	491,592	915,445	387,770	252,638	(1,799)	56,752	16,853	16,953	17,853	17,953	2,172,010

Members’ equity (deficit)
Members’ equity (deficit)	1,514,393	1,341,989	1,035,830	773,722	173,185	(16,752)	(14,653)	(11,563)	(16,553)	(16,953)	4,762,645

Total members’ equity (deficit)	1,514,393	1,341,989	1,035,830	773,722	173,185	(16,752)	(14,653)	(11,563)	(16,553)	(16,953)	4,762,645

Total liabilities and members’ equity (deficit)	$2,005,985	$2,257,434	$1,423,600	$1,026,360	$171,386	$40,000	$2,200	$5,390	$1,300	$1,000	$6,934,655

F-25

CITYFUNDS I, LLC

CONSOLIDATING BALANCE SHEETS

DECEMBER 31, 2022

	Austin	Dallas	Miami	Tampa	Consolidated

ASSETS

Current assets
Cash and cash equivalents	$13,741	$14,068	$38,170	$14,266	$80,245
Accounts receivable, net	1,800	-	-	-	1,800
Prepaid expense and other current assets	281	-	3,485	-	3,766

Total current assets	15,822	14,068	41,655	14,266	85,811

Home equity investments	591,723	348,366	221,044	-	1,161,133
Single family rental investment properties, net	666,080	626,278	406,852	359,934	2,059,144

Total assets	$1,273,625	$988,712	$669,551	$374,200	$3,306,088

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Accounts payable	$-	$-	$-	$-	$-
Due to related parties	102,265	233,201	74,523	140,586	550,575
Other payables	7,987	6,037	7,837	-	21,861
Notes payable	521,206	429,476	336,309	225,602	1,512,593

Total current liabilities	631,458	668,714	418,669	366,188	2,085,029

Total liabilities	631,458	668,714	418,669	366,188	2,085,029

Members’ equity
Members’ equity	$642,167	$319,998	$250,882	$8,012	$1,221,059

Total members’ equity	642,167	319,998	250,882	8,012	1,221,059

Total liabilities and members’ equity	$1,273,625	$988,712	$669,551	$374,200	$3,306,088

F-26

CITYFUNDS I, LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	# Austin	# Dallas	# Miami	# Tampa	# Denver	# Houston	# Phoenix	# Los Angeles	# Nashville	# Las Vegas	Consolidated

Revenues, net	$59,293	$53,810	$52,680	$20,879	-	-	-	-	-	-	$186,662
Cost of revenues	61,245	77,015	46,428	44,967	-	-	-	-	-	-	229,655

Gross profit	(1,952)	(23,205)	6,252	(24,088)	-	-	-	-	-	-	(42,993)

Operating cost and expenses
General and administrative	97,087	67,206	62,789	49,343	19,480	16,752	16,853	16,953	16,853	16,953	380,269

Total operating expenses	97,087	67,206	62,789	49,343	19,480	16,752	16,853	16,953	16,853	16,953	380,269

Net loss from operations	(99,039)	(90,411)	(56,537)	(73,431)	(19,480)	(16,752)	(16,853)	(16,953)	(16,853)	(16,953)	(423,262)

Other income (expense)
Interest expense	(51,034)	(57,649)	(32,599)	(23,745)	-	-	-	-	-	-	(165,027)
Unrealized gain on assets	76,686	274,522	226,967	138,549	-	-	-	-	-	-	716,724
Total other income (expense)	25,652	216,873	194,368	114,804	-	-	-	-	-	-	551,697

Net income (loss)	$(73,387)	$126,462	$137,831	$41,373	$(19,480)	$(16,752)	$(16,853)	$(16,953)	$(16,853)	$(16,953)	$128,435

Weighted average member units outstanding – basic and diluted	105,227	67,271	60,346	34,508	14,367	-	133	523	26	-	282,401

Net income (loss) per member unit – basic and diluted	$(0.70)	$1.88	$2.28	$1.20	$(1.36)	$-	$(126.71)	$(32.41)	$(648.19)	$-	$0.45

F-27

CITYFUNDS I, LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Austin	Dallas	Miami	Tampa	Consolidated

Revenues, net	$20,029	$113,108	$7,000	$-	$140,137
Cost of revenues	8,295	101,128	23,775	8,986	142,184

Gross profit	11,734	11,980	(16,775)	(8,986)	(2,047)

Operating cost and expenses
General and administrative	85,985	69,863	52,061	18,769	226,678

Total operating expenses	85,985	69,863	52,061	18,769	226,678

Net loss from operations	(74,251)	(57,883)	(68,836)	(27,755)	(228,725)
Other income (expense)
Interest expense	(6,509)	(3,409)	(4,958)	-	(14,876)
Unrealized gain on assets	87,549	31,643	36,044		155,236
Gain on sale of asset	25,903	-	-	-	25,903

Total other income (expense)	106,943	28,234	31,086	0	166,263

Net income (loss)	32,692	(29,649)	(37,750)	(27,755)	(62,462)

Weighted average member units outstanding - basic and diluted	63,428	36,440	32,087	2,571	134,526

Net income (loss) per member unite - basic and diluted	$0.52	$(0.81)	$(1.18)	$(10.80)	$(0.46)

F-28

ITEM 8. Exhibits

Exhibit number	Description

2.1	Certificate of Formation of Cityfunds I, LLC*
2.2	Amended and Restated Operating Agreement of Cityfunds I, LLC***
3.1	Form of Series Operating Agreement*
4.1	Form of Subscription Agreement**
6.1	Form of Homeshare Option Agreement**
6.2	Form of Homeshare Covenant Agreement**
6.3	Form of Homeshare Memorandum of Covenants and Restrictions**
6.4	Form of Homeshares Mortgage and Security Agreement**
6.5	Form of Property Management Agreement**
6.6	Nada App License Agreement**
6.7	PPEX ATS Company Agreement by and among North Capital Private Securities Corporation, Cityfunds I, LLC and each of the series set forth therein**
6.8	Software and Services License Agreement with North Capital Investment Technology, Inc.**
6.9	Broker Dealer Agreement with Dalmore Group, LLC**
11.1	Consent of Barton CPA, PLLC

*Previously filed as an exhibit to the Cityfunds I, LLC Regulation A Offering Statement on Form 1-A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315221031670/partiiandiii.htm).

**Previously filed as an exhibit to the Cityfunds I, LLC Form 1-A/A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315222020616/partiiandiii.htm).

***Previously filed as an exhibit to the Cityfunds I, LLC Form 1-A/A (Commission File No. 024-11754, available at https://www.sec.gov/Archives/edgar/data/1874979/000149315222024427/partiiandiii.htm).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, as of December 17, 2024.

CITYFUNDS I, LLC

By:	Cityfunds Manager, LLC, its manager

By:	Nada Asset Management LLC, its managing member

By:	/s/ John Green
Name:	John Green
Title:	Manager

Pursuant to the requirements of Regulation A, this Form 1-K has been signed as of December 17, 2024, by the following persons on behalf of the issuer and in the capacities indicated.

/s/ Tore Steen
Name:	Tore Steen
Title:	Principal Executive Officer

/s/ John Green
Name:	John Green
Title:	Principal Financial Officer

34